As filed with the Securities and Exchange Commission on March 28, 2014
Registration No. 333-184288

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________________

POST-EFFECTIVE AMENDMENT NO. 2
to
FORM S-20
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
________________

CANADIAN DERIVATIVES CLEARING CORPORATION
(Exact name of registrant as specified in its charter)

800 Victoria Square
P.O. Box 61
Montréal, Quebec  H4Z 1A9
(514) 871-2424
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________

Glenn Goucher
President and Chief Clearing Officer
Canadian Derivatives Clearing Corporation
800 Victoria Square
P.O. Box 61
Montréal, Quebec  H4Z 1A9
(514) 871-2424
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________

Copy to:
Jonathan A. Van Horn Dorsey & Whitney LLP 50 South Sixth Street Minneapolis, Minnesota 55402 Tel: (612) 340-2600 Fax: (612) 340-2868
________________

This Post-Effective Amendment No. 2 shall become effective on such date as the Securities and Exchange Commission shall determine in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

PART I

PROSPECTUS	Registration No. 333-184288

CANADIAN DERIVATIVES CLEARING CORPORATION

Exchange Traded Put and Call Options

This prospectus pertains to put and call options (“Puts” and “Calls,” and, collectively, “Options”) that may be purchased or sold in transactions on Bourse de Montréal Inc. (the “Bourse”).

The Options covered by this prospectus are issued by Canadian Derivatives Clearing Corporation (the “Corporation”).  Each Option relates to a particular Underlying Interest (a security listed on a recognized Canadian securities exchange, a Canadian government bond or a Canadian stock index or sub-index).  These Options are not listed or traded on any securities exchanges in the United States, although certain of the Underlying Interests are traded on one or more U.S. exchanges.  Several U.S. exchanges are currently trading standardized options (“U.S. Options”) relating to foreign securities that are listed on U.S. exchanges, including certain securities of Canadian issuers who have securities listed on U.S. exchanges.  Certain U.S. Options relate to securities of Canadian issuers that are also Underlying Interests of the Options offered hereby.  Investors may consult their U.S. brokers to determine whether such U.S. Options are available.  The Options offered hereby and U.S. Options are not interchangeable and, although the terms and procedures applicable to the Options and to U.S. Options are similar, they are not identical in all respects.  There may be additional risks for U.S. investors that buy or sell Options as the result of trading in a foreign market in a foreign currency.

An options disclosure document entitled “The Characteristics and Risks of Listed Canadian Options” containing a description of the risks of options transactions is required to be furnished to option investors by their brokers.  Copies of the options disclosure document can also be obtained without charge from the Corporation upon request or via the Corporation’s internet web site at the address: http://www.cdcc.ca.  The financial statements and certain additional information included in Part II of the registration statement filed by the Corporation registering the offer and sale of Options under the U.S. Securities Act of 1933, as amended, and the exhibits filed with the registration statement can be obtained without charge (i) from the Corporation upon request or (ii) from the Securities and Exchange Commission’s internet website at the address: http://www.sec.gov.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BOTH THE PURCHASE AND WRITING OF OPTIONS MAY INVOLVE SPECULATIVE RISKS, WHICH ARE NOT SUITABLE FOR MANY INVESTORS.

The date of this Prospectus is ___ , 2014.

Both the purchase and writing of Options involve a high degree of risk and are not suitable for many investors.  Such transactions should be entered into only by investors who have read and understand the options disclosure document, “The Characteristics and Risks of Listed Canadian Options”, and who understand the nature and extent of their rights and obligations and are aware of the risks involved.  In addition, U.S. investors may face certain difficulties in seeking to avail themselves of various remedies under United States or Canadian securities laws (see “Risks of Trading in Canadian Securities”).

No person has been authorized to give any information or to make any representations, other than those contained in this prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Corporation or the Bourse.  This prospectus does not constitute an offer to sell Options in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer.  The delivery of this prospectus does not imply that the information herein is correct as of any time subsequent to its date.

Notice to Nebraska Residents:  Options will only be sold in Nebraska by broker-dealers registered with the Nebraska Department of Banking and Finance.  In addition, as a condition to the Nebraska securities registration covering the Options, only the following Options may be sold to Nebraska residents pursuant to such registration:

(i)
Options on securities issued or guaranteed by Canada, any Canadian province, any political subdivision of any such province or any agency or corporate or other instrumentality of one or more of the foregoing;

(ii)
Options on securities that are listed on (or equal in seniority with or senior to securities that are listed on) the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and

(iii)	Index Options.

i

RISKS OF TRADING IN CANADIAN SECURITIES

The Corporation is incorporated under the laws of Canada and all of the Corporation’s assets are outside of the United States.  In addition, all of the Corporation’s directors and officers and the persons named as experts in this prospectus are residents of Canada.  Consequently, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them or the Corporation judgments of courts of the United States predicated upon civil liabilities under the United States securities laws.  There is substantial doubt as to the enforceability in Canada in original actions or in actions for enforcement of judgments of the United States courts for liabilities predicated solely upon such laws.

Although the Corporation and its members, and the Bourse and its participants are subject to regulation by governmental authorities of various provinces of Canada, they are not subject to the regulatory jurisdiction of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “1934 Act”), except for certain members or participants that may be subject to regulation under the 1934 Act by virtue of their activities conducted in the United States.  Therefore, although U.S. investors may be able to avail themselves of remedies under the 1934 Act as against their U.S. brokers, these remedies will generally not be available to U.S. investors as against the Corporation, the Bourse and most brokers in Canada.  Although certain remedies may be available to U.S. investors and U.S. brokers as against Canadian persons under applicable provisions of certain Canadian securities laws, including the Securities Act (Ontario), the Derivatives Act (Quebec) and the Securities Act (Quebec), it may be necessary to commence legal actions in Canadian courts in order to seek relief under these laws.  Further, where a Canadian broker has no direct relationship with a U.S. customer but simply acts as a correspondent of the customer’s U.S. broker, the U.S. customer may be unable to assert any rights directly against the Canadian broker.  However, U.S. brokers which do have a direct relationship with Canadian brokers may not suffer the same disability.  As a practical and legal matter, it may be difficult or impossible for U.S. investors or U.S. brokers to assert any rights under either U.S. or Canadian law as against Canadian persons involved in the handling of Options transactions.

Although the constitutions and rules of the Bourse are similar to the constitutions and rules of U.S. exchanges, there are differences.

THE CORPORATION

The Corporation serves as the issuer of every outstanding Option traded on the Bourse and bears the primary obligation to perform upon the exercise of an Option.  In addition, the Corporation acts as the clearing facility through which the settlement of Options transactions effected on the Bourse is made.

In addition to its role as a clearinghouse for exchange traded options on equities, bonds, stock indices and futures, the Corporation acts as a clearinghouse for exchange-traded futures listed on the Bourse and for over the counter equity options.  In December 2009, the Investment Industry Association of Canada chose the Corporation to develop the infrastructure for central counterparty services to the Canadian fixed income market.  The Corporation has adopted rules and manuals for this purpose and has been offering, since February 2012, central counterparty clearing for repurchase transactions to the Canadian financial market participants.

Only persons that meet the eligibility and capital requirements established by the Corporation’s By-laws and Rules may apply to become a member of the Corporation.  See “Additional Information” regarding the By-laws and Rules.  The acceptance by the Corporation of the application of membership, together with the By-laws and Rules, form the agreement governing all transactions in options submitted for clearing to the Corporation by a member (a “Clearing Member”).  All of the Corporation’s clearing activities are ultimately supported by the Clearing Fund to which all Clearing Members contribute.

The Corporation was incorporated under the laws of Canada on September 29, 1974 as “The Canadian Clearing Corporation For Options Limited”.  The Corporation was also known as “Trans Canada Options Inc.” before changing its name to its present name, Canadian Derivatives Clearing Corporation, in 1996.

The Corporation was formed for the purpose of acting as the issuer and primary obligor of, and as the clearing facility for transactions in, options traded on the Toronto Stock Exchange (“TSX”).  After acquiring The Montréal Options Clearing Corporation in 1977, the Corporation served as the issuer and primary obligor of, and as the clearing facility for, transactions in options traded on the Bourse, the TSX and the Vancouver Stock Exchange (“VSE”).

In 1999, the Alberta Stock Exchange (“ASE”), the Bourse, the TSX and the VSE agreed to a restructuring of the Canadian equities and derivatives markets in which the ASE and the VSE were combined to create a single junior equities market, all senior equities were transferred to the TSX and the Bourse became the exclusive Canadian exchange for exchange-traded derivative products, comprising any type of option and futures contracts, including options and futures on index participation units.  As part of this restructuring program, the shares in the Corporation held by the TSX were transferred to the Bourse, effective March 31, 2000.  The Bourse has been sole shareholder of the Corporation since the restructuring.

In 2008, the Bourse became, through a series of amalgamations, a direct subsidiary of TMX Group Inc.  TMX Group Inc. also controls the TSX, which is the marketplace for senior equities in Canada, and the TSX Venture Exchange, which is the marketplace for junior equities in Canada.

In 2012, the TMX Group Limited (formerly Maple Group Acquisition Corporation) acquired TMX Group Inc., The Canadian Depository for Securities Limited, Alpha Trading Systems Inc. and Alpha Trading Systems Limited Partnership.  As a result, the Bourse is an indirect subsidiary of TMX Group Limited.

The Board of Directors of the Corporation is comprised of nine members, of which three are independent directors.  An “independent director” is a director who is not:  (i) an associate, partner, director, officer or employee of a significant shareholder of TMX Group Limited; (ii) an associate, partner, director, officer or employee of a member of the Corporation or such member’s affiliates or an associate of such partner, director, officer or employee; (iii) an associate, partner, director, officer or employee of a marketplace that clears through the

Corporation or such marketplace’s affiliates or an associate of such partner, director, officer or employee; or (iv) an officer or employee of the Corporation or its affiliates or an associate of such officer or employee.

The non-independent directors are the Chief Executive Officer of TMX Group Limited, the President and Chief Executive Officer of the Bourse, the Senior Vice President, Financial Markets, of the Bourse, the Corporation’s President and Chief Clearing Officer and two directors who are officers or employees of a member of the Corporation.

The principal office of the Corporation is located at 800 Victoria Square, Montréal, Quebec H4Z 1A9.  The Corporation also has an office located at The Exchange Tower, 130 King Street West, 5th Floor, Toronto, Ontario M5X 1J2.

DESCRIPTION OF OPTIONS

 General

The securities covered by this prospectus are Put and Call Option contracts that may be purchased and sold in transactions on the Bourse.  The Options are issued by the Corporation and each Option relates to a particular Underlying Interest.  A Call Option gives the holder the right to purchase a specified amount or value of the Underlying Interest (in accordance with the rules of the Bourse and the Corporation) at the exercise price prior to or at a fixed expiration time.  A Put Option gives the holder the right to sell a specified amount or value of the Underlying Interest (in accordance with the rules of the Bourse and the Corporation) at the exercise price prior to or at a fixed expiration time.  The Underlying Interests are either (i) in the case of “Equity Options”, equity securities listed on a recognized Canadian securities exchange, (ii) in the case of “Bond Options”, Canadian government bonds or (iii) in the case of “Index Options”, various Canadian stock indices and sub-indices.  A list of the Underlying Interests and details of the terms of Options that are traded on the Bourse may be obtained from the Corporation, from the Bourse or from a Clearing Member of the Corporation.

In the case of Equity Options and Bond Options, subject to certain limitations, the Clearing Member acting on behalf of a holder of a Call Option has the right to purchase from the Corporation, and the Clearing Member acting on behalf of a holder of a Put Option has the right to sell to the Corporation, the Underlying Interest covered by the Option at the exercise price at any time prior to the expiration of the Option.  In the case of Index Options, subject to certain limitations, Options give the Clearing Member acting on behalf of a holder the right to receive a cash Exercise Settlement Amount.  In the case of an Index Call Option, the cash Exercise Settlement Amount equals the amount by which the fixed exercise price of the Index Call Option is less than the settlement value of the underlying index on the expiration date, multiplied by the applicable multiplier.  In the case of an Index Put Option, the cash Exercise Settlement Amount equals the amount by which the fixed exercise price of the Index Put Option exceeds the settlement value of the underlying index on the expiration date, multiplied by the applicable multiplier.

Detailed information concerning the rights and obligations of holders and writers of Options and the risks associated with Options transactions is contained in an options disclosure document entitled “The Characteristics and Risks of Listed Canadian Options” prepared by the Corporation and filed with the Securities and Exchange Commission.  Brokers are required to furnish the options disclosure document to their Options customers.  Copies of the options disclosure document can also be obtained without charge from the Corporation upon request or via the Corporation’s internet web site at the address:  http://www.cdcc.ca.

 Styles of Options

The Options issued by the Corporation are classified as either American-style Options or European-style Options.  The difference between the two styles of Options is their applicable exercise periods.  American-style Options may be exercised at any time between their purchase and expiration.  European-style Options may generally be exercised only during a specified period immediately prior to their expiration.  At this time, all Equity Options and Bond Options are American-style Options and all Index Options are European-style Options.  Index Options are currently exercisable only at expiration.

 Certificateless Trading

Certificates for Options will not be issued by the Corporation to evidence the issuance of Options.  The ownership of Options is evidenced by the confirmations and periodic statements which customers receive from their brokers and which show each Put or Call held or written, the Underlying Interest and the number of shares of other units thereof subject to the Option, the exercise price and the expiration month.

OBLIGATIONS OF THE CORPORATION

The obligations of the Corporation to its Clearing Members, acting on behalf of holders and writers of Options, are addressed in the Corporation’s by-laws and rules, copies of which may be obtained in the manner described below under “Additional Information.”  The following is a brief summary of some, but not all, of those obligations and is qualified in its entirety by the provisions of the by-laws and rules themselves.

 Acceptance and Rejection of Transactions by the Corporation

An Option transaction is automatically accepted by the Corporation if it is included in the Corporation’s summary of completed trades and if the premium has been paid.  From the point of view of the Corporation, the premium for an Option purchased in a customer account is deemed to be paid only when the buyer’s Clearing Member has paid its total net premium obligations to the Corporation for all Options purchased through that Clearing Member’s account with the Corporation.  If the Clearing Member does not make this payment, the Corporation may reject the transaction, notwithstanding that the customer may have paid the premium to his broker.  The Corporation intends to reject all opening purchase transactions in which the premium is not paid, except when it determines that it has available adequate liquid assets of the defaulting Clearing Member to meet that Clearing Member’s obligations to the Corporation.  The Corporation also intends to reject closing purchase transactions in which the premium is not paid if the position being closed out is margined at the Corporation by the deposit of the Underlying Interest or an escrow receipt in respect thereof, and the Corporation intends to accept all closing purchase transactions where cash margin may be utilized to pay the premium.

If a transaction is rejected for nonpayment of the premium, the Corporation will promptly notify the writer’s Clearing Member.  The writer will then have the remedies available under the Rules of the Corporation as well as the Rules of the Bourse.

 Exercise of Options

The exercise of an Option – whether a Put or a Call – takes place only through the Corporation by the timely submission of an exercise notice to the Corporation by the Clearing Member acting on behalf of the exercising holder.  This means that a holder of an Option may only exercise it through the broker handling the account in which the Option is held who, if not itself the Clearing Member, must forward the exercise notice to the Clearing Member.  If an Option is not properly exercised prior to its expiration, it will become worthless.

In order to exercise an outstanding Option, the Clearing Member must submit an exercise notice in acceptable form to the Corporation not later than the expiration time of the Option.  The expiration time should not be confused with the broker’s cut-off time for exercising Options.  Generally, in order to exercise an Option, a holder must so instruct his or her broker to exercise an Option prior to the broker’s cut-off time for accepting exercise instructions (which will be earlier than the expiration time).  Different brokers may have different cut-off times for accepting exercise instructions from holders and those cut-off times may be different for different types of Options.  Customers must consult with their brokers to determine the applicable cut-off times for accepting exercise instructions.

The Corporation assumes no responsibility for the timely or proper tender to it of exercise notices by Clearing Members.  The failure of a Clearing Member (or of any broker) to transmit an exercise notice within the required time or in proper form will not result in any obligation on the part of the Corporation, although, depending on the circumstances, the Clearing Member or broker responsible for the failure may be liable.

Every tender of an exercise notice to the Corporation is irrevocable.  Upon the proper and timely tender of an exercise notice, the exercising Clearing Member acting on behalf of a holder will be under a contractual obligation to pay the exercise price for the Underlying Interest (in the case of a Call) or to deliver the Underlying Interest (in the case of a Put) on the settlement date, even though the Underlying Interest may change in value after the exercise notice has been tendered.  When a Call is exercised, the exercising Clearing Member acting on behalf of a holder becomes subject to all of the risks of a holder of the Underlying Interest and to the applicable margin requirements.

 Assignment of Exercise Notices

The Corporation assigns each effective exercise notice that it receives to a Clearing Member acting on behalf of a writer of an Option having the same terms as the exercised Option.  This Clearing Member is then obligated to sell (in the case of a Call) or purchase (in the case of a Put) the Underlying Interest represented by the Option against payment of the exercise price, or, in the case of an Index Option, to pay the Exercise Settlement Amount.

The Corporation assigns any exercise notice properly received by it before 5:30 p.m. on any business day prior to the expiration date, or before the expiration time on the expiration date,

as of the day of receipt.  The Corporation randomly assigns each exercise notice to a Clearing Member whose account with the Corporation reflects the writing of an Option of the same series as the exercised Option.

If the Corporation assigns an exercise notice to a Clearing Member, that Member is required to reassign the exercise notice to a customer maintaining a position as a writer in its account with the Clearing Member, or to a broker who has cleared a writing transaction through the Clearing Member.

 Delivery of Underlying Interests

In the case of Equity Options and Bond Options, the Clearing Member to whom an exercise notice with respect to a Call Option is assigned or the Clearing Member who is exercising the Put is required to deliver the Underlying Interest in good deliverable form (as defined in the rules of the Corporation and the rules of the Bourse) against the payment of the exercise price.  Transactions in Underlying Interests arising from exercise notices will be cleared through the systems used for settlement of transactions in such Underlying Interests.

Upon the exercise of an Index Option, the Exercise Settlement Amount is credited to the exercising Clearing Member’s account with the Corporation and charged to the account of the assigned Clearing Member.  In the unlikely event that an out-of-the-money Option were to be exercised, the Exercise Settlement Amount would be negative and the flow of funds would be reversed.

For Equity Options and Bond Options, the obligations of the Corporation are discharged upon delivery of the Underlying Interest to the Clearing Member representing the exercising holder (in the case of a Call) or the assigned writer (in the case of a Put).  For Index Options, the Corporation’s obligations are discharged when the Exercise Settlement Amount is credited to the account of the exercising Clearing Member.  The Corporation will have no responsibility if the Clearing Member should subsequently fail to deliver the Underlying Interest or Exercise Settlement Amount to the exercising holder, or the assigned writer, as the case may be.

 Remedies

If, following the exercise and assignment of an Option, the Clearing Member required to make delivery fails to complete such delivery by the settlement date, such Clearing Member will be in default of its obligations.  The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect delivery or otherwise settle with the receiving Clearing Member.  Without limiting the generality of the foregoing, the Corporation may acquire and deliver the Underlying Interest on the open market, enter into an agreement with the receiving Clearing Member and the delivering Clearing Member relating to the failed delivery and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that Clearing Members’ obligations are fulfilled and any such action shall constitute an obligation of the delivering Clearing Member.  In the event that the purchase of the undelivered Underlying Interest at the best available market for the account of the receiving Clearing Member exceeds the exercise price, the defaulting delivering

Clearing Member shall be liable for and shall promptly pay to the Corporation or the receiving Clearing Member, as the case may be, the amount of such difference.

If the receiving Clearing Member required to receive the Underlying Interest fails to receive, or fails to pay the exercise price for, all the Underlying Interest delivered to it in good deliverable form in fulfillment of an exercised Option, and such failure shall continue beyond 1:45 p.m. on the settlement date, the receiving Clearing Member will be in default of its obligations.  The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect payment to, or otherwise settle with, the delivering Clearing Member.  Without limiting the generality of the foregoing, the Corporation or the delivering Clearing Member may, upon notice to the defaulting receiving Clearing Member and, if such action is taken by the delivering Clearing Member, to the Corporation, sell out in the best available market, for the account and liability of the defaulting receiving Clearing Member, all or any part of the undelivered Underlying Interest and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that the Clearing Members’ obligations are fulfilled and any such action shall constitute an obligation of the receiving Clearing Member.  Notice of any deficiency arising from such sell-out shall be submitted immediately to the Corporation and the defaulting receiving Clearing Member.  The defaulting receiving Clearing Member shall pay promptly, and in any event prior to 10:00 a.m. on the business day following the day on which the sell-out is executed, to the delivering Clearing Member the difference, if any, between the exercise price and the price at which such Underlying Interest was sold out.

If a party to an Index Option exercise is suspended or fails to pay the Exercise Settlement Amount, there is no underlying security to be bought in or sold out by the other party.  Accordingly, the Corporation is substituted for the defaulting Clearing Member and is obligated to pay or receive the Exercise Settlement Amount in due course on its behalf.

THE BACK-UP SYSTEM

The settlement procedures of the Corporation are designed so that for every outstanding Option there will be a writer, and a Clearing Member representing the writer (unless the Clearing Member is also the writer), of an Option of the same series who has undertaken to perform the obligations of the Corporation in the event an exercise notice for the Option is assigned to it.  As a result, no matter how many Options of a particular series may be outstanding at any time, there will always be a group of writers of options of the same series who, in the aggregate, have undertaken to perform the Corporation’s obligations with respect to such Options.

Once an exercise notice for an Option is assigned to a particular Clearing Member representing a writer, that Clearing Member is contractually obligated to deliver the Underlying Interest (in the case of a Call), to pay the exercise price (in the case of a Put) or to pay the Exercise Settlement Amount (in the case of an Index Option) in accordance with the terms of the Option.  This contractual obligation of the Clearing Member representing the writer is secured by the securities or other margin which the Clearing Member representing the writer is required to deposit with the Corporation.

The Clearing Member representing the writer is also obligated, whether or not its customer performs, to perform the writer’s obligations on an assigned Option. As described below, standing behind a Clearing Member’s obligations are the Clearing Member’s minimum capital requirements, the Clearing Member’s margin deposits with the Corporation, the Corporation’s lien or pledge on certain of the Clearing Member’s assets and the clearing fund.  Neither the Bourse nor any approved participant of the Bourse (except as such approved participant may be the writer or a Clearing Member or a broker representing the writer to whom an exercise notice has been assigned) has an obligation for the performance of any Option upon the exercise thereof.

 The Clearing Member’s Minimum Capital Requirements.

A Clearing Member must be either (i) a member of an exchange recognized by a Canadian province or (ii) a bank to which the Bank Act (Canada) applies.  Clearing Members that are members of a recognized Canadian exchange must maintain the minimum capital requirements pursuant to the regulations of the Investment Industry Regulatory Organization of Canada or of the exchange of which it is a member and the minimum capital requirements set by the regulations under applicable securities legislation.  Clearing Members that are banks subject to the Bank Act (Canada) must meet either (a) the minimum capital adequacy requirements and liquidity requirements that may be set from time to time under the Bank Act (Canada) and the regulations thereto, or (b) the minimum capital adequacy requirements and liquidity requirements that may be set from time to time by the Canadian Office of the Superintendent of Financial Institutions.  Clearing Members using the services of the Corporation as central counterparty clearing for repurchase transactions are subject to more stringent capital requirements under the rules of the Corporation.

Although the Corporation and the Bourse seek to achieve compliance with the minimum capital requirements by their respective members and participants, including Clearing Members, neither the Corporation nor the Bourse is liable for any damages suffered as a result of any Clearing Member’s failure to comply with its minimum capital requirements.

 The Clearing Member’s Margin Deposits.

Except as provided below, each Clearing Member is required, with respect to each Option for which it represents the writer to deposit and maintain specified margin with the Corporation.  In the case of a Call, the Clearing Member will not be subject to margin requirements if it deposits the Underlying Interest of the Option (or, in certain cases, a security exchangeable for or convertible into the Underlying Interest, herein referred to as the “other security”) with the Corporation.  The deposit of the Underlying Interest (or other security) is made electronically within a central securities depository to the Corporation.  For this purpose, the Corporation has pledging arrangements with the CDS Clearing and Depository Services Inc., which is an affiliate of the Corporation, and The Depository Trust and Clearing Corporation.  In the case of a Put, the Clearing Member will not be subject to margin if it provides to the Corporation a put escrow receipt issued by an approved depository.  A put escrow receipt is a formal representation by the issuing depository to the Corporation that a customer has deposited cash in an amount equal to the aggregate exercise price of a specific Put, which amount is held in trust for the Corporation.

The Clearing Member must maintain with the Corporation a margin deposit in an amount prescribed by the Corporation.  On a daily basis, each Clearing Member’s margin requirements are compared to its risk adjusted capital.  In cases where margin requirements exceed the Clearing Member’s risk adjusted capital, the Clearing Member must provide an additional margin deposit in an amount equal to the excess.  The Clearing Member may maintain such margin in the form of cash, securities issued or guaranteed by the government of Canada or certain securities traded on The Toronto Stock Exchange or the TSX Venture Exchange.  The Corporation may from time to time accept other forms of margin deposit in accordance with its rules and manuals then in effect.

If an exercise notice has been assigned to a Clearing Member in respect of an Option held in a short position, it is required (in the event that the Underlying Interest represented by the Option has not been deposited) to maintain margin with the Corporation with respect to the assigned Option in an amount prescribed by the Corporation.

The Corporation is authorized to require any Clearing Member to deposit higher margins at any time in the event it deems such action necessary and appropriate in the circumstances to protect the interests of the other Clearing Members, the Corporation or the public.

 The Corporation’s Lien.

In the event that a Clearing Member defaults in its obligations under the Corporation’s rules respecting the fulfillment of any Options contract, the securities (including customers’ securities), margin, clearing funds and other funds deposited by such Clearing Member (and, where required, clearing funds deposited by other Clearing Members) with or to the order of the Corporation may be applied by the Corporation to fulfill such Clearing Member’s obligations.  The proceeds from the securities of a customer of a Clearing Member may be used only to satisfy the obligations of such Clearing Member relating to its customer accounts.

 The Clearing Fund.

Upon acceptance as a Clearing Member of the Corporation, each Clearing Member must maintain a minimum amount of assets at all times in a clearing fund maintained by the Corporation.  For those Clearing Members admitted to clear Options, the minimum deposit is $25,000.  Thereafter, the amount of each member’s Clearing Fund deposit will vary depending upon the member’s level of uncovered residual risk, but in no event will decline below the minimum deposit.  All Clearing Fund deposits must be made in cash or by the deposit of securities issued or guaranteed by the government of Canada and approved by the Corporation.

If a Clearing Member fails to discharge any obligation to the Corporation, that Clearing Member’s clearing fund deposit may be applied to the discharge of that obligation.  If there is a deficiency in its clearing fund deposit, the Clearing Member is liable to the Corporation for the full amount of that deficiency.  If a Clearing Member’s obligation to the Corporation exceeds its total clearing fund deposit, the amount of the deficiency will be charged pro rata by the Corporation against all other Clearing Members’ deposits to the clearing fund.  Whenever any amount is paid out of the clearing fund as a result of any such pro rata charge, every other Clearing Member is required promptly to make good any deficiency in its own deposit resulting from such payment.  However, no Clearing Member is required to pay more than an additional 100% of the amount of its prescribed clearing fund deposit if:  (a) within three business days following the pro rata charge it notifies the Corporation that it is terminating its membership and closes out or transfers all of its clearing positions; (b) no opening transactions are submitted for clearance through any of the Clearing Member’s accounts after the giving of such notice; and (c) the Clearing Member closes out or transfers all of its open positions as promptly as practicable after the giving of such notice.

Clearing Members’ deposits to the clearing fund may be applied to the discharge of any of their obligations to the Corporation, including obligations arising from transactions on an exchange accepted for clearance by the Corporation, or the assignment of Option exercise notices.  The Clearing Fund is not a general indemnity fund available to other persons (whether or not they are customers of a Clearing Member) for the payment of any other obligation.

The Corporation will also have available its own assets in the event that the clearing fund is deficient.  However, the assets of the Corporation are limited.

ADDITIONAL INFORMATION

Important information regarding the risks and uses of Options is contained in the options disclosure document prepared by the Corporation entitled “The Characteristics and Risks of Listed Canadian Options” referred to above under the caption “Description of Options — General.”  Brokers are required to furnish the options disclosure document to their customers.  Copies of the options disclosure document can also be obtained without charge from the Corporation via the Corporation’s internet web site at the address:  http://www.cdcc.ca.

This prospectus contains a brief description of the rights and obligations of holders and writers of Options summarized from provisions of the by-laws and rules of the Corporation and the rules of the Bourse as in effect on the date of this prospectus.  These documents may be inspected at the Montréal and Toronto offices of the Corporation, and at the offices of the Bourse.  In addition, the rules and bylaws of the Corporation are available electronically at the Corporation’s internet web site at the address: http://www.cdcc.ca.  The rules of the Bourse are available electronically at the Bourse’s internet website at the address: http://www.m-x.ca.

This prospectus forms part of a registration statement filed with the Securities and Exchange Commission by the Corporation registering the offer and sale of Options under the U.S. Securities Act of 1933, as amended.  Information regarding the Corporation not included in this prospectus but filed with the Securities and Exchange Commission as Part II of the Corporation’s registration statement and the exhibits filed with the registration statement can be obtained without charge (i) from the Corporation upon request or (ii) from the Securities and Exchange Commission’s internet website at the address: http://www.sec.gov.

FINANCIAL STATEMENTS

There are set forth in Part II of the Corporation’s registration statement audited balance sheets of the Corporation as of December 31, 2013 and December 31, 2012 and audited statements of income, comprehensive income, changes in equity and cash flows for each of the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011.

All dollar amounts in the following financial statements are expressed in Canadian dollars.  A floating exchange rate determines the value of the Canadian dollar against the U.S. dollar.  That exchange rate is published daily in the financial section of most major newspapers.

A purchaser of an Option acquires no ownership interest in the Corporation itself and holders of Options rely primarily on the Corporation’s back-up system rather than its assets to stand behind the Corporation’s obligations in respect of the Options that it issues.

Although the Bourse is not an issuer of or obligor on the Options, the financial statements of the Bourse may be relevant to the continued operations of the Corporation and are available for inspection at the Montréal and Toronto offices of the Corporation and at the offices of the Bourse without charge.

LEGAL OPINIONS

The Corporation’s general counsel has given its opinion that the Options covered by this prospectus have been duly authorized and, when duly issued in accordance with the by-laws and rules of the Corporation, will be valid and legally binding obligations of the Corporation in accordance with and subject to such by-laws and rules.

EXPERTS

The balance sheets of the Corporation as of December 31, 2013 and December 31, 2012 and the related statements of income, comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2013, December 31, 2012 and December 31, 2011 are included in Part II of the Corporation’s registration statement and have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report included therein.  Such financial statements have been so included in reliance upon the report of KPMG LLP, given upon authority of KPMG LLP as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 4.    Directors and Executive Officers.

As of the date of this Post-Effective Amendment, the Board of Directors of Canadian Derivatives Clearing Corporation (the “Corporation”) consists of nine Directors.  None of the Directors of the Corporation serves, or has served at any time during the past five years, as a director for any company that has a class of securities registered under or is otherwise subject to the Securities Exchange Act of 1934, as amended, or for any company that is registered as an investment company under the Investment Company Act of 1940, as amended.

As of the date of this Post-Effective Amendment, the Directors of the Corporation are as follows:

Name:	Age:	Position with the Corporation:	Director Since:

Marie-Claude Beaulieu	48	Chairperson, Board of Directors	2003

Peter Copestake	59	—	2003

Patrick Cronin	47	—	2012

Claude Cyr	52	—	2012

Glenn Goucher	50	President and Chief Clearing Officer	2009

Thomas A. Kloet	55	—	2008

Bruce Macdonald	53	—	2012

Alain Miquelon	46	Managing Director	2009

Claude Turcot	59	—	1999

As of the date of this Post-Effective Amendment, the Executive Officers of the Corporation are as follows:

Name:	Age:	Office:	Officer Since:
Pauline Ascoli	49	Assistant Secretary	2012

Valérie Cellier	38	Director, Credit and Liquidity Risk Management	2012

Frédéric Gauvin	44	Director, Market Risk Analytics	2011

Glenn Goucher	50	President and Chief Clearing Officer	2009

George Kormas	44	Vice President, Chief Risk Officer	2010

Lara Krivokucha	45	Director, Strategic Initiatives	2002

Sharon Pel	57	Secretary	2009

Michael Vivaldi	40	Treasurer	2011

James Waddell	55	Chief Internal Auditor	2013

Roger G. Warner	56	Director, Member Services	1995

The principal occupations of the Directors and Executive Officers of the Corporation are now and during the past five years have been as follows:

Ms. Pauline Ascoli has been Assistant Secretary of the Corporation since September 2012.  Ms. Ascoli has also been Vice-President, Legal Affairs, Derivatives of the Bourse since September 2012.  Prior to joining the Bourse, between 2007 to 2012 Ms. Ascoli served as Head of OTC Derivatives Legal and Senior Counsel, Executive Director to Crédit Agricole CIB, a European investment bank.  From 2004 to 2007, Ms. Ascoli served as Transaction Manager (Paris) Senior Counsel and Head of Legal (Tokyo) for The Royal Bank of Scotland, plc, a European investment bank.  From 2001 to 2004, Ms. Ascoli served as Head of Legal for the Tokyo branch of Crédit Agricole Indosuez, a European investment bank.  From 1999-2001, Ms. Ascoli served as Assistant Director of the Tokyo branch of Deutsche Bank AG, a European investment bank.  Ms. Ascoli has also worked as a lawyer in the mortgage insurance industry and in private practice and is a member of the Ontario, Quebec and California bars.

Dr. Marie-Claude Beaulieu is full professor of finance and RBC Chair in Financial Innovations at the Université Laval.  She obtained her Ph.D. from Queen’s University in 1994 and has been associated with Laval ever since, being promoted to full professor in 2002.  Dr. Beaulieu is a fellow of an interuniversity public policy research centre (Centre de recherche sur le risque, les politiques economiques et l’emploi), and has published numerous academic papers in finance.  Dr. Beaulieu was selected to serve as Chairperson of the Corporation’s Board of Directors due to her extensive knowledge in derivatives products and empirical finance evidenced by important research contributions and publications in the field.

Ms. Valérie Cellier has been Director, Credit and Liquidity Risk Management of the Corporation since February 2012.  Ms. Cellier served as Assistant Vice President, Integrated Risk Management at Laurentian Bank, a Canadian bank, from 2009 to 2012.  Prior to that, she held numerous positions in risk management at the Laurentian Bank from 2001 to 2009.

Mr. Peter Copestake is the Chief Executive Officer of Continental Bank of Canada, a Canadian bank, a position he has held since December 2013.  Mr. Copetake is also Executive in Residence at the Queen’s University School of Business.  Mr. Copestake served as Senior Vice-President and Treasurer of Manulife Financial Corporation, a Canadian-based financial services group, from October 1999 to April 2007, which responsibilities included responsibility of all derivatives trading and hedging activities of the group.  Over the past 25 years, and prior to joining Manulife, Mr. Copestake has held a variety of senior treasury management positions at Canadian chartered banks, and as a regulator in the Canadian Federal Department of Finance.  Mr. Copestake was selected to serve on the Corporation’s Board of Directors due to his extensive industry experience acquired as Senior Vice-President and Treasurer of a major Canadian financial institution as well as his significant expertise with regards to treasury management for Canadian chartered banks and Canadian finance regulation.

Mr. Patrick Cronin is Head of Trading Products for BMO Capital Markets, a Canadian investment bank, a position he has held since April 2011.  Mr. Cronin was previously the Head of Financial Products and Debt Products for BMO Capital Markets, from 2008 to 2011.  Prior to that Mr. Cronin held several increasingly senior positions for BMO Capital Markets commencing in 1993 which included primary trading responsibility for Index Arbitrage, Equity Options, Warrants, Convertible Bonds, Quantitative Strategies and Hedge Fund Client.  Mr. Cronin was also the Co-Head of the Equity Derivatives Group and Co-Head of Financial Products.  Mr. Cronin was selected to serve on the Corporation’s Board of Directors due to his extensive experience within the derivatives markets as a senior officer with a major international bank.

Mr. Claude Cyr has been the Senior Vice President, Financial Markets at the Bourse since December 2009.  Mr. Cyr was the First Vice President Head of Global Services & Relationship Management Group at Newedge Canada Inc., a global multi-asset brokerage, a position he assumed in 2009.  Prior to that, he was the Executive Director at J.P. Morgan Securities Canada Inc., the Canadian financial services unit of J.P. Morgan Chase, from 2006 to 2009.

Mr. Frédéric Gauvin has been Director, Market Risk Analytics of the Corporation since December 2011.  Mr. Gauvin served as Senior Manager, Financial Service Advisory of Ernst & Young LLP, an international provider of accounting, tax, transaction and advisory services, from February 2008 to December 2011.  Prior to that he was Vice President, Capital Market of Société Générale, a European commercial and investment banking firm, from July 2005 to November 2007.

Mr. Glenn Goucher has been President and Chief Clearing Officer of the Corporation since December 2010.  Mr. Glenn Goucher has also been Senior Vice President, Derivatives Clearing for TMX Group Inc. since April 2010.  He previously held the position of Senior Vice-President and Chief Clearing Officer of the Corporation since August 2009.  Prior to this position, he was acting as Senior Vice-President, Financial Markets for the Bourse since August 2004.  Previously, Mr. Goucher was responsible for market operations, business development and marketing activities for the Bourse in multiple derivative market segments since November 2001.  Prior to joining the Bourse, he held senior roles with a major Canadian bank as well as a large Canadian pension fund.  Mr. Goucher brings to the Corporation’s Board of Directors significant financial industry experience and in-depth knowledge of the Corporation, as well as of the Bourse where he occupied a senior officer position.

Mr. Thomas A. Kloet has been Chief Executive Officer of TMX Group Limited since July 2012 and Chief Executive Officer of TMX Group Inc. and TSX Inc. since July 2008.  TMX Group Limited (TMX) is a holding company, and TMX’s key subsidiaries operate cash and derivative markets for multiple asset classes including equities, fixed income and energy.  Toronto Stock Exchange, TSX Venture Exchange, Montreal Exchange, Natural Gas Exchange, Boston Options Exchange (BOX), Shorcan, Equicom and other TMX companies provide trading markets, clearing facilities, data products and other services to the global financial community.  Prior to joining TMX Group Inc., he was Senior Executive Vice-President and Chief Operating Officer of the American Zone for Fimat and its successor, Newedge Group Inc. (Newedge) since 2003.  Newedge offers global, multi-asset brokerage services on a range of listed and OTC derivatives and securities.  Prior to that he was the Chief Executive Officer and Executive Director, Singapore Stock Exchange Limited from 2000 to 2002.  Previously, Mr. Kloet was Senior Managing Director for ABN AMRO, Inc., the U.S. investment banking unit of ABN AMRO Bank, N.V.  Prior to ABN AMRO, Mr. Kloet served as Chief Operating Officer at Credit Agricole Futures Inc. in Chicago and as an executive officer of its parent, Segespar Capital Members, Inc.  Mr. Kloet brings to the Corporation’s Board of Directors valuable expertise as Chief Executive Officer of TMX Group Inc. and significant experience in the securities trading industry from previous positions as head of a major international stock exchange in Asia and as a senior officer of an international securities broker.

Mr. George Kormas has been Vice President, Chief Risk Officer of the Corporation since February 2012.  Prior to that he was Director, Risk Management and Product Development of the Corporation since May 2011, Director, Risk Management from March 2011 to May 2011 and Director, Business Development of the Corporation from March 2010 to March 2011.  Mr. Kormas joined the Corporation in October 2001 in the credit risk management division and, between 2006 and 2010, he held the position of Manager, Business Development.

Ms. Lara Krivokucha has been Director, Strategic Initiatives since March 2011.  Prior to this position, she was Director, Risk Management of the Corporation since March 2002.  From 1997 to 2002 she was Vice-President, Credit Risk Management, at Deutsche Bank, an international investment bank.  From 1996 to 1997, Ms. Krivokucha was Vice-President, Credit Risk Management, at Bear Stearns, an international investment bank.

Mr. Bruce Macdonald is Head of Commodities and Futures for RBC Capital Markets, a Canadian investment bank, a position he has held since 2001.  Mr. Macdonald also serves as

Executive Vice President of Royal Bank of Canada, a Canadian bank, and President of RBC Dominion Securities Inc., a Canadian brokerage firm, positions he has held since 1999.  Mr. Macdonald was selected to serve on the Corporation’s Board of Directors due to his extensive experience within the capital markets, commodities and futures business as a senior officer with a major international bank.

Mr. Alain Miquelon has served as President and Chief Executive Officer of the Bourse since July 2009 and Managing Director of the Corporation since December 2010.  Prior to this position, he served as Executive Vice-President and Head of Strategic Development of the Bourse from February 2009 to June 2009, as Chief Financial Officer of the Bourse from August 2007 to February 2009 and as Chief Operating Officer of the Bourse from February 2009 to July 2009.  From December 2004 to February 2007, Mr. Miquelon was Chief Operating Officer of Mediagrif Interactive Technologies, an operator of e-business networks and provider of e-business solutions.  From January 2000 to December 2004, Mr. Miquelon was Executive Vice-President and Chief Financial Officer of Mediagrif Interactive Technologies.  Mr. Miquelon served as Treasurer of the Corporation between October 2007 and February 2011.  He also held the position of Executive Vice-President and Chief Clearing Officer of the Corporation on an interim basis between February 2009 and July 2009.  Mr. Miquelon brings to the Corporation’s Board of Directors significant management experience and an extensive knowledge of the Bourse as President and Chief Executive Officer and of the Corporation, having served recently as a high-level officer of the Corporation.

Ms. Sharon C. Pel has been the Secretary of the Corporation since March 2009.  Ms. Pel has been the Senior Vice-President and Group Head of Legal and Business Affairs of TMX Group Limited since July 2012.  Ms. Pel is also Senior Vice-President and Group Head of Legal and Business Affairs of TMX Group Inc. and Senior Vice-President, Head of Legal and Business Affairs of TSX Inc., positions she has held since April 2009.  Ms. Pel served as Senior Vice-President, Legal and Business Affairs of TMX Group Inc. and TSX Inc. from February 2004 to April 2009 and as Vice-President, Corporate Development, General Counsel and Corporate Secretary of TMX Group Inc. and TSX Inc. from July 2003 to February 2004.  From January 1990 to June 2003, Ms. Pel was a partner at Torys LLP, an international law firm.

Mr. Claude Turcot is Senior Vice-President, Quantitative Management of Standard Life Investments, Inc., a provider of investment management services.  Mr. Turcot has been associated with and has held various positions with the company (formerly Standard Life Portfolio Management Ltd.) since 1988.  Mr. Turcot was selected to serve on the Corporation’s Board of Directors due to his extensive experience within the investment management services industry acquired as a senior officer with a major international portfolio manager.

Mr. Michael Vivaldi has been Treasurer of the Corporation since February 2011.  Mr. Vivaldi has been the Vice President, Finance and Administration for TMX Group Limited since July 2012 and the Vice President, Finance and Administration for TMX Group Inc. since January of 2008.  In this role, Mr. Vivaldi is responsible for the financial accounting, financial reporting, and administration for all TMX Group legal entities, including the Corporation.  Prior to this role, Mr. Vivaldi was the Director, Finance and Administration of TSX Inc. from December 2004 to January 2008.  In this role, Mr. Vivaldi was responsible for the financial accounting, financial reporting, budgeting and forecasting, management reporting and administration for all TSX Inc. legal entities.

Mr. James Waddell has been Chief Internal Auditor of the Corporation since February 2013.  He has also been Chief Internal Auditor of the Bourse since July 2009 and Chief Internal Auditor of TMX Group Limited since July 2003.

Mr. Roger G. Warner has been Director, Member Services of the Corporation since December 2010.  He previously held the position Director, Operations of the Corporation since March 2000.  Mr. Warner served the Corporation as Project Manager for Year 2000 issues from March 1998 to March 2000 and as Director, Information Technology from January 1995 to March 1998.  From May 1992 to January 1995, he was Manager, Information Systems of the Corporation.

Item 5.  Legal Proceedings.

None.

Item 6.  Legal Opinions and Experts.

LEGAL OPINIONS

The general counsel of the Corporation has given its opinion that the Options covered by this Post-Effective Amendment have been duly authorized and, when duly issued in accordance with the by-laws and rules of the Corporation, will be valid and legally binding obligations of the Corporation in accordance with and subject to such by-laws and rules.

EXPERTS

The balance sheets of the Corporation as of December 31, 2013 and December 31, 2012 and the related statements of income, comprehensive income, changes in equity and cash flows for each of the years ended December 31, 2013, December 31, 2012 and December 31, 2011 included in this Post-Effective Amendment have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report included herein.  Such financial statements have been so included in reliance upon the report of KPMG LLP given upon authority of KPMG LLP as experts in accounting and auditing.

Item 7.   Financial Statements.

There are set forth below audited balance sheets of the Corporation as of December 31, 2013 and December 31, 2012 and audited statements of income, comprehensive income, changes in equity and cash flows for each of the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011.

A purchaser of an Option acquires no ownership interest in the Corporation itself and holders of Options rely primarily on the Corporation’s back-up system rather than its assets to stand behind the Corporation’s obligations in respect of the Options that it issues.

Although the Bourse is not an issuer of or obligor on the Options, the financial statements of the Bourse may be relevant to the continued operations of the Corporation and are available for inspection at the Montréal and Toronto offices of the Corporation and at the Bourse without charge.

Item 8.  Undertakings.

The undersigned registrant hereby undertakes to file a post-effective amendment, not later than 120 days after the end of each fiscal year subsequent to that covered by the financial statements presented herein, containing financial statements meeting the requirements of Regulation S-X and the supplementary financial information specified by Item 12 of Regulation S-K.

The undersigned registrant hereby undertakes not to issue, clear, guarantee or accept any security registered herein until there is a definitive options disclosure document meeting the requirements of Rule 9b-1 of the Securities Exchange Act of 1934 with respect to the class options.

FINANCIAL STATEMENTS

Financial Statements of

CANADIAN DERIVATIVES CLEARING CORPORATION

Year ended December 31, 2013, 2012 and 2011

(In thousands of Canadian dollars, unless otherwise stated)

KPMG LLP Bay Adelaide Centre Suite 4600 333 Bay Street Toronto ON M5H 2S5	Telephone (416) 777-8500 Fax (416) 777-8818 www.kpmg.ca

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Canadian Derivatives Clearing Corporation:

We have audited the accompanying balance sheets of Canadian Derivatives Clearing Corporation as of December 31, 2013 and December 31, 2012, and the related statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2013. These financial statements are the responsibility of Canadian Derivatives Clearing Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Canadian Derivatives Clearing Corporation as of December 31, 2013 and December 31, 2012, and its financial performance and its cash flows for each of the years in the three-year period ended December 31, 2013 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants

January 31, 2014
Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative ("KPMG International"), a Swiss entity. KPMG Canada provides services to KPMG LLP.

CANADIAN DERIVATIVES CLEARING CORPORATION
Balance Sheets
(In thousands of Canadian dollars)

	Note	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	4	$ 14,404	$ 10,466
Marketable securities	4	34,151	27,656
Trade and other receivables	5	3,923	2,689
Due from related parties	20	-	16
Daily settlements due from Clearing Members	6	26,659	141,672
Clearing Members’ cash margin deposits	6	261,187	361,280
Clearing fund cash deposits	6	48,098	62,924
Net amounts receivable on open REPO agreements	6	9,497,942	6,837,071
Current income tax assets		131	701
		9,886,495	7,444,475
Non-current assets:
Premises and equipment	7	141	170
Intangible assets	8	4,302	1,277
Deferred income tax assets	16	656	676
Total Assets		$ 9,891,594	$ 7,446,598

Liabilities and Equity
Current liabilities:
Trade and other payables	11	$ 1,585	$ 1,552
Daily settlements due to Clearing Members	6	26,659	141,672
Clearing Members’ cash margin deposits	6	261,187	361,280
Clearing fund cash deposits	6	48,098	62,924
Net amounts payable on open REPO agreements	6	9,497,942	6,837,071
Due to related parties	20	5,920	2,060
Liquidity facility drawn	10	1,300	-
Current income tax liabilities		80	-
		9,842,771	7,406,559
Non-current liabilities:
Accrued employee benefits payable	9	169	126
Total Liabilities		9,842,940	7,406,685

Equity:
Share capital	13	10,200	10,200
Contributed surplus	13	5,000	-
Retained earnings		33,454	29,713
Total Equity		48,654	39,913
Commitments	12
Total Liabilities and Equity		$ 9,891,594	$ 7,446,598

See accompanying notes which form an integral part of these financial statements.

Approved on behalf of the Board on January 31, 2014:

__"Marie-Claude Beaulieu"__   Chair                           ____"Peter Copestake"____   Director

CANADIAN DERIVATIVES CLEARING CORPORATION
Income Statements
(In thousands of Canadian dollars)
Year ended December 31, 2013, 2012 and 2011

	Note	2013	2012	2011
Revenue:
Clearing and related		$ 26,042	$ 22,950	$ 19,774
Other		5	(1)	(2)
REPO interest:
Interest income		73,373	35,682	-
Interest expense		(73,373)	(35,682)	-
Net REPO interest		-	-	-
Total revenue		26,047	22,949	19,772

Expenses:
Compensation and benefits		4,502	4,323	3,352
Information and trading systems		199	55	49
General and administration		4,393	4,751	2,117
Shared services	20	12,374	6,739	4,441
Depreciation and amortization	7,8	42	76	96
Total operating expenses		21,510	15,944	10,055

Income from operations		4,537	7,005	9,717

Finance income	3	664	794	1,272

Income before income taxes		5,201	7,799	10,989

Income tax expense	16	1,436	2,122	3,116

Net income		$ 3,765	$ 5,677	$ 7,873

See accompanying notes which form an integral part of these financial statements.

Statements of Comprehensive Income
(In thousands of Canadian dollars)
Year ended December 31, 2013, 2012 and 2011

	Note	2013	2012	2011

Net income		$ 3,765	$ 5,677	$ 7,873

Other comprehensive loss:
Items that will not be reclassified to the income statements:
Actuarial loss on post retirement benefit plan
(net of tax benefit of $9 in 2013, $4 in 2012 and $ 2 in 2011)	9	(24)	(11)	(4)
Total comprehensive income		$ 3,741	$ 5,666	$ 7,869

See accompanying notes which form an integral part of these financial statements.

CANADIAN DERIVATIVES CLEARING CORPORATION
Statements of Changes in Equity
(In thousands of Canadian dollars)
Year ended December 31, 2013, 2012 and 2011

	Note	Share capital	Contributed surplus	Retained earnings	Total equity
Balance at January 1, 2011		$ 200	$ -	$ 26,678	$ 26,878

Net income		-	-	7,873	7,873
Other comprehensive loss:
Actuarial loss on post retirement benefit plan, net of taxes		-	-	(4)	(4)
Total comprehensive income		-	-	7,869	7,869

Balance at December 31, 2011		$ 200	$ -	$ 34,547	$ 34,747

Net income		-	-	5,677	5,677
Other comprehensive loss:
Actuarial loss on post retirement benefit plan, net of taxes		-	-	(11)	(11)
Total comprehensive income		-	-	5,666	5,666

Issuance of common shares		10,000	-	-	10,000
Dividends to equity holders		-	-	(10,500)	(10,500)
Balance at December 31, 2012		$ 10,200	$ -	$ 29,713	$ 39,913

Net income		-	-	3,765	3,765
Other comprehensive loss:
Actuarial loss on post retirement benefit plan, net of taxes	9	-	-	(24)	(24)
Total comprehensive income		-	-	3,741	3,741

Capital contribution	13	-	5,000	-	5,000
Balance at December 31, 2013		$ 10,200	$ 5,000	$ 33,454	$ 48,654

See accompanying notes which form an integral part of these financial statements.

CANADIAN DERIVATIVES CLEARING CORPORATION
Statements of Cash Flows
(In thousands of Canadian dollars)
Year ended December 31, 2013, 2012 and 2011

	Note	2013	2012	2011
Cash flows from (used in) operating activities:
Income before income taxes		$ 5,201	$ 7,799	$ 10,989
Adjustments to determine net cash flows:
Depreciation and amortization		42	76	96
Finance income	3	(664)	(794)	(1,272)
Trade and other receivables, and prepaid expenses		(1,234)	(677)	(604)
Amounts due to and from related parties		3,876	435	850
Trade and other payables		33	780	(95)
Payable owing to the trustee of defaulted Clearing Member		-	(4,117)	4,117
Provisions		-	(14)	(36)
Employee benefits expense	9	13	12	11
Realized gain (loss) on marketable securities		(1)	83	19
Cash paid for employee defined benefits	9	(3)	(2)	-
Interest received		787	827	1,163
Income taxes paid		(757)	(4,044)	(2,212)
		7,293	364	13,026

Cash flows from (used in) financing activities:
Issuance of common shares		-	10,000	-
Dividends on common shares		-	(10,500)	-
Capital contribution	13	5,000	-	-
Liquidity facility drawn, net	10	1,300	-	-
		6,300	(500)	-

Cash flows from (used in) investing activities:
Additions to premises and equipment		-	(51)	(9)
Additions to intangible assets	8, 20	(3,038)	(1,259)	-
Marketable securities		(6,617)	7,407	(9,204)
		(9,655)	6,097	(9,213)

Increase in cash and cash equivalents		3,938	5,961	3,813

Cash and cash equivalents, beginning of year		10,466	4,505	692

Cash and cash equivalents, end of year		$ 14,404	$ 10,466	$ 4,505

See accompanying notes which form an integral part of these financial statements.

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

General information

Canadian Derivatives Clearing Corporation (the “Company”) is a company domiciled in Canada and incorporated under the Canada Business Corporations Act.  The registered office is located at 800 Square Victoria, C.P. 61, Montréal, Quebec, Canada.

The Company is the clearinghouse of equity, index and interest rate financial derivative contracts traded on the Montreal Exchange and on the over-the-counter (“OTC”) market. In addition, the Company is the clearinghouse for all OTC bilateral fixed income repurchase (“REPO”) agreements in Canada. The Company is wholly-owned by Bourse de Montréal Inc. (“MX”) which is a wholly-owned subsidiary of TMX Group Inc. Its ultimate controlling party is TMX Group Limited.

1.      Basis of preparation

(a)     Statement of compliance

The financial statements as at and for the year ended December 31, 2013 (the “financial statements”), have been prepared by management in accordance with International Financial Reporting Standards (“IFRS”) and IFRS Interpretations Committee (“IFRIC”) interpretations, as issued by the International Accounting Standards Board (“IASB”).

The financial statements were approved by the Company’s Board of Directors on January 31, 2014.

(b)     Basis of measurement

The financial statements have been prepared on the historical cost basis except for financial instruments at fair value through profit or loss.

The Company uses a fair value hierarchy to categorize the inputs used in its valuation of assets and liabilities carried at fair value. Fair values are categorized into: Level 1 – to the extent of the Company’s use of unadjusted quoted market prices; Level 2 – using observable market information as inputs; and Level 3 – using unobservable market information.

(c)     Use of estimates and judgements

The preparation of the financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The estimates and associated assumptions are based on historical experience and other factors that management considers to be relevant. Actual results could differ from these estimates and assumptions.

Judgements, estimates and underlying assumptions are reviewed on an ongoing basis, and revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

Significant judgements and estimates have been made in the following areas in the preparation of the financial statements:
●
Measurement of other non-pension post retirement benefit plans – the valuations of the liabilities are based on actuarial assumptions made by management with advice from the Company’s external actuary (note 9);

●
Provisions and contingencies – management judgement is required to assess whether provisions and/or contingencies should be recognized or disclosed, and at what amount. Management bases its decisions on past experience and other factors it considers to be relevant on a case by case basis (note 17);

●
Share-based payments – The liabilities associated with the share-based payment plans are based on the equity of TMX Group Limited and are measured at fair value using a recognized option pricing model based on management’s assumptions. Management’s assumptions are based on historical share price movements, dividend policy and past experience for TMX Group Inc. as well as TMX Group Limited.

●
Income taxes – the accounting for income taxes requires estimates and judgements to be made. Where differences arise between estimated income tax provisions and final income tax liabilities, an adjustment is made when the difference is identified (note 16).

2.      Significant accounting policies

Except for the changes noted below, the accounting policies set out below have been applied consistently to all periods presented in the financial statements, unless otherwise indicated.

Effective January 1, 2013, the Company adopted the following standard and amendments to IFRS:
●
IFRS 7, Financial instruments – disclosure (“IFRS 7”) – The amendments to IFRS 7 contain new disclosure requirements for financial assets and liabilities that are either offset in the balance sheet or subject to master netting arrangements or other similar arrangements. The amendments are to be applied retrospectively. As a result of the amendments to IFRS 7, the Company has provided additional disclosures about offsetting of financial assets and financial liabilities (note 6).

●
IAS 1, Presentation of financial statements: Presentation of items of other comprehensive income (“IAS 1”) – The amendments to IAS 1 require separate presentation of items within other comprehensive income between those that may be reclassified to profit or loss in the future and those that will never be reclassified to profit or loss. The related income tax effects must also be allocated between these same two categories. The amendments have been applied retrospectively and comparative information restated where necessary in the financial statements to comply with the revised presentational requirements.

●
IAS 19, Employee benefits (“IAS 19”) – The amendments to IAS 19 require: the recognition of actuarial gains and losses immediately in other comprehensive income; full recognition of past service costs immediately in the income statement; recognition of the expected return on plan assets in the income statement to be calculated using the rate used to discount the defined benefit obligation; and enhanced annual disclosures. In addition, the amendments also affect the timing for the recognition of termination benefits, which will now be recognized at the earlier of when the Company recognizes costs for a restructuring under IAS 37, Provisions, Contingent Liabilities and Contingent Assets and when the Company can no longer withdraw the offer of the termination benefits. The Company has adopted the amendments retrospectively and comparative information has been restated where necessary for all periods presented. The impact of the amendments on the Company’s financial statements was not significant.

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

●
IFRS 13, Fair Value Measurement (“IFRS 13”) – IFRS 13 establishes a single framework for the fair value measurement and disclosure of financial and non-financial assets and liabilities. The new standard unifies the definition of fair value and also introduces new concepts including ‘highest and best use’ and ‘principal markets’ for non-financial assets and liabilities. As a result, the Company has provided additional disclosures about fair value measurement (note 17). The Company has applied the standard prospectively and has not provided any comparative information for the new disclosures.

●
Recoverable Amount Disclosures for Non-Financial Assets (Amendments to IAS 36, Impairment of Assets) – The amendments reverse the unintended requirement in IFRS 13 Fair Value Measurement to disclose the recoverable amount of every cash-generating unit to which significant goodwill or indefinite-life intangible assets have been allocated. Under the amendments, the recoverable amount is required to be disclosed only when an impairment loss has been recognized or reversed. The Company has early adopted the amendments retrospectively, which had no impact on the periods presented.

(a)    Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Revenue is recognized when the service or supply is provided, when it is probable that the economic benefits will flow to the Company, and when the revenue and the costs incurred in respect of the transaction can be reliably measured.

Revenue related to derivatives clearing is recognized on the settlement date of the related transaction and is included within clearing and related revenue. Fees earned by the Company for providing the clearing service for the REPO agreements are also included within clearing and related revenue and are recognized on the novation date of the related transaction.

As part of the REPO clearing service, the Company earns interest income and incurs interest expense on all REPO transactions that clear through the Company.  The interest income and interest expense are equal; however, as the Company does not have a legal right to offset the amounts they are recognized separately on the income statement. The interest income is earned, and the interest expense incurred, over the term of the REPO agreements.

Other revenue is recorded and recognized as revenue over the period the service is provided.

(b)    Foreign currency

Items included in the financial statements are measured using the currency of the primary economic environment in which the Company operates (“the functional currency”). The Company’s financial statements are presented in Canadian dollars, which is the Company’s functional and presentation currency.

Revenues earned, expenses incurred and capital assets purchased in foreign currencies are translated into the functional currency at the prevailing exchange rate on the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the period end rate or at the transaction rate when settled.  Resulting unrealized and realized foreign exchange gains and losses are recognized within other revenue in the income statement for the period.

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

(c)     Premises and equipment

Items of premises and equipment are recognized at cost less accumulated depreciation and any impairment losses. Assets are depreciated from the date of acquisition. Depreciation is recognized in the income statement on a straight-line basis over the estimated useful life of the asset, or a major component thereof. The residual values and useful lives of the assets are reviewed annually, and revised as necessary.

Depreciation is provided over the following useful lives of the assets:
Asset	Basis	Rate

Furniture and fixtures	Straight-line	5 Years
Leasehold improvements	Straight-line	Over the remaining term of the lease

(d)    Intangible assets

Intangible assets are recognized at cost less accumulated amortization, where applicable, and any impairment in value. The cost of acquired intangibles includes any expenditure that is directly attributable to the acquisition of the asset. The cost of internally developed assets includes the cost of materials and direct labour, and any other costs directly attributable to bringing the assets to a working condition for their intended use.

Intangible assets are amortized from the time the asset is available for use. Amortization is recognized in the income statement on a straight-line basis over the estimated useful life of the asset.  Residual values and the useful lives of the assets are reviewed at each year end, and revised as necessary.

Amortization is provided over the following useful lives of intangible assets:
Asset	Basis	Rate

Capitalized software and software development	Straight-line	5 Years

(e)    Impairment

The carrying amounts of the Company’s non-financial assets, other than deferred income tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

The recoverable amount of an asset is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows derived from the asset are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

An impairment loss is recognized if the carrying amount of an asset exceeds its estimated recoverable amount.

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

(f)     Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases and any lease incentives received are recognized in the income statement on a straight-line basis over the term of the lease.

(g)     Employee benefits

(i)  Defined contribution pension plans

The Company has a registered pension plan with a defined contribution tier which covers all employees of the Company. The expense for the Company is charged to the income statement as it is incurred.

(ii)  Non-pension post retirement plan

The Company provides other post retirement benefits, such as supplementary medical and dental coverage, which are funded by the Company. The Company’s net obligation in respect of these plans is the amount of future benefit that employees have earned in return for their service in the current and prior periods, discounted to determine its present value. The discount rates used are based on Canadian AA corporate bond yields. The calculation is performed annually by an actuary based on management’s best estimates and it is performed using the projected benefit method pro-rated on service. For non-pension post retirement plans, any actuarial gains and losses are recognized immediately in other comprehensive income in the period in which they arise.

When the benefits of a plan are amended, the portion of the increased benefit relating to past service by employees is recognized immediately in the income statement.

(iii) Termination benefits

Termination benefits are recognized as an expense at the earlier of: (1) when the Company is committed demonstrably, without realistic possibility of withdrawal, to a formal detailed plan to terminate employment before retirement and (2) when the Company recognizes other costs related to a restructuring plan.

(iv) Short-term employee benefits

Short-term employee benefit obligations, such as wages, salaries and annual vacation entitlements, are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognized for the Company’s annual short-term incentive plan if a present legal or constructive obligation to pay this amount exists as a result of past service provided by the employee, and the obligation can be estimated reliably.

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

(v)  Share-based payments

The Company has both equity-settled and cash-settled share-based compensation plans, based on the equity of TMX Group Limited.

The Company accounts for all share-based plans to eligible employees that call for settlement by the issuance of equity instruments of TMX Group Limited using the fair value based method. Under the fair value based method, compensation cost attributable to options to employees is measured at fair value at the grant date, using a recognized option pricing model, and amortized over the vesting period. The amount recognized as an expense is adjusted to reflect the actual number of options expected to vest.

Compensation cost attributable to employee awards that call for settlement in cash is measured at fair value at each reporting date, using a recognized option pricing model.  Changes in fair value between the grant date and the measurement date are recognized in the income statement over the vesting period with a corresponding increase in liabilities.

(h)    Income tax

Income tax expense comprises current and deferred income tax. Income tax expense is recognized in the income statement except to the extent that it relates to items recognized directly in equity or in other comprehensive income.

Current income tax is the expected income tax payable or receivable on the taxable income or loss for the period using income tax rates enacted or substantively enacted at the reporting date, and any adjustments to income tax payable in respect of previous years.

Deferred income tax is recognized in respect of certain temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred income tax is measured at the income tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date.

A deferred income tax asset is recognized only to the extent that it is probable that future taxable income will be available against which it can be utilized. Deferred income tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Uncertain income tax positions are recognized in the financial statements using management’s best estimate of the amount expected to be paid.

Income tax assets and liabilities are offset in the financial statements if there is a legally enforceable right to offset them, the Company intends to settle them on a net basis or where the income tax assets and liabilities will be realized simultaneously.

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

(i)     Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as a finance cost.  For onerous leases, the Company provides for the lower of the cost of meeting surplus property lease commitments, net of any sub-lease income, and the costs or penalties it would incur on breaking its lease commitments.

(j)      Financial instruments

(i)  Non-derivative financial assets

Financial assets are recognized on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

Financial assets are generally derecognized when the contractual rights to the cash flows from the assets expire, or when the Company transfers the rights to receive the contractual cash flows on the financial assets to another party without retaining substantially all the risks and rewards of ownership of the financial assets.

Financial assets and liabilities are offset and the net amount presented in the balance sheet only when the Company has a current legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

The Company classifies its non-derivative financial assets in the following categories, depending on the purpose for which they were acquired:
●
Financial assets at fair value through profit or loss are assets classified as held for trading or assets designated as fair value through profit or loss by management and the Company manages the asset, and makes purchase and sale decisions, based on its fair value in accordance with the Company’s documented risk management or investment strategy.  Financial assets at fair value through profit or loss are measured at fair value, with changes recognized in the income statement. Transaction costs thereon are expensed as incurred.

●
Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value plus any incremental directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortized cost using the effective interest method, less any impairment losses.  Short-term receivables with no stated interest rate are measured at the original transaction amounts where the effect of discounting is immaterial.

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

(ii)	Non-derivative financial liabilities

The Company initially recognizes its financial liabilities on the trade date at which the Company becomes a party to the contractual provisions of the instrument. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired.

Financial liabilities are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition these financial liabilities are measured at amortized cost using the effective interest method.  Short-term payables with no stated interest rate are measured at the original transaction amounts where the effect of discounting is immaterial.

(k)    Cash and cash equivalents

Cash and cash equivalents consist of cash and liquid investments having an original maturity of three months or less.

(l)     Marketable securities

Marketable securities consist of pooled fund investments in Canadian money market funds and short-term bond and mortgage funds. They are carried at their estimated fair values, with changes in fair value being recorded within finance income in the income statement in the period in which they occur. Estimated fair values are determined based on quoted market values, and there is no contracted maturity date for the investments.

(m)   Trade and other receivables

Trade receivables generally have terms of 30 days. The recoverability of the trade receivables is assessed at each reporting date and an allowance for doubtful accounts is deducted from the asset’s carrying value if the asset is not considered fully recoverable. Any change in the allowance is recognized within general and administration costs in the income statement.

(n)     Finance income

Finance income comprises interest income on funds invested, and changes in the fair value of marketable securities.

(o)    Future accounting changes

A number of other new standards and amendments to standards and interpretations are not yet effective for the year ending December 31, 2013, and have not been applied in preparing the financial statements. These new and amended standards and interpretations are required to be implemented for financial years beginning on or after January 1, 2014, unless otherwise noted:
●
Investment Entities (Amendments to IFRS 10, Consolidated Financial Statements, IFRS 12, Disclosure of Interests in Other Entities and IAS 27, Separate Financial Statements) – The amendments require qualifying

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

investment entities to account for investments in controlled entities at fair value through profit or loss (FVTPL). The consolidation exception is mandatory – not optional. The amendments are effective for annual periods beginning on or after January 1, 2014.

●
Amendments to IAS 32, Financial Instruments: Presentation – The amendments clarify that an entity currently has a legally enforceable right to set-off if that right is: not contingent on a future event, and enforceable both in the normal course of business and in the event of default, insolvency or bankruptcy of the entity and all counterparties. Also, the amendments clarify when a settlement mechanism provides for a net settlement or gross settlement that is equivalent to net settlement. The amendments are effective for annual periods beginning on or after January 1, 2014.

●
Novation of derivatives and continuation of hedge accounting (Amendments to IAS 39, Financial Instruments: Recognition and Measurement) – The amendments add a limited exception to provide relief from discontinuing a hedge relationship when a novation that was not contemplated in the original hedging documentation meets specific criteria. The amendments are effective for annual periods beginning on or after January 1, 2014.

●
IFRIC 21, Levies – IFRIC 21 provides guidance on accounting for levies in accordance with the requirements of IAS 37, Provisions, Contingent Liabilities and Contingent Assets. The interpretation defines levy as an outflow from an entity imposed by a government in accordance with legislation and confirms that a liability for a levy is recognized only when the triggering event specified in the legislation occurs. The interpretation is effective for annual periods beginning on or after January 1, 2014.

●
IFRS 9, Financial Instruments – IFRS 9 replaces the guidance in IAS 39 Financial Instruments: Recognition and Measurement, on the classification and measurement of financial assets and financial liabilities. Financial assets will be classified into one of two categories on initial recognition: amortized cost or fair value. For financial liabilities measured at fair value under the fair value option, changes in fair value attributable to changes in credit risk will be recognized in other comprehensive income, with the remainder of the change recognized in profit or loss. The mandatory effective date has yet to be determined; however it will be deferred beyond annual periods beginning on or after January 1, 2015.

The Company intends to adopt each of the above standards, as applicable to the Company, in the year in which they are effective, The Company is reviewing these new standards and amendments to determine the potential impact on the Company’s financial statements once they are adopted. At this time, no significant impact is expected on the Company’s results.

3.      Finance income

For the year ended December 31	2013	2012	2011
Interest income on funds invested	$ 786	$ 827	1,163
Fair value gains (losses) on marketable securities:
- realized	(1)	83	19
- unrealized	(121)	(116)	90
Finance income	$ 664	$ 794	1,272

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

4.      Cash and cash equivalents and marketable securities

Cash and cash equivalents and marketable securities are comprised of:
	December 31, 2013	December 31, 2012
Cash	$ 430	$ 503
Overnight money market	2,500	-
Treasury bills	11,474	9,963
Cash and cash equivalents	$ 14,404	$ 10,466

Money market funds	$ 17,320	$ 14,087
Bonds and bond funds	16,831	13,569
Marketable securities	$ 34,151	$ 27,656

The Company’s exposure to interest rate risk and a sensitivity analysis for marketable securities is discussed in note 18.

5.      Trade and other receivables

Trade and other receivables are comprised of:
	December 31, 2013	December 31, 2012
Trade receivables, gross	$ 1,888	$ 2,211
Less: Allowance for doubtful accounts	-	-
Trade receivables, net	1,888	2,211
Sales taxes receivable	1,352	478
Other receivables	683	-
Trade and other receivables	$ 3,923	$ 2,689

Trade receivables are regularly reviewed for indicators of impairment.  All monthly fees are invoiced to the Clearing Members on a regular basis and cash is taken from their margin deposit accounts on the fourth business day of each month.

6.      Balances with Clearing Members

(a)     Daily settlements

Daily settlements due from and to clearing members of the Company (“Clearing Members”) result from marking open futures positions to market and settling option transactions each day and are required to be collected from and paid to Clearing Members prior to the commencement of trading the next day. The Daily settlements due from Clearing Members are presented as an asset on the balance sheet and are not offset against the Daily settlements due to Clearing Members, which are presented as a liability, as there is no legal right to offset. There is no impact on the income statement.

During 2013, the largest amount due from a Clearing Member was $224,861 (2012 – $122,131, 2011 – $135,327), and the largest amount due to a Clearing Member was $80,929 (2012 – $96,075, 2011 – $158,748).

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

(b)    Net amounts receivable/payable on open REPO agreements

In February 2012, the Company launched the clearing of fixed income REPO agreements. OTC REPO agreements between buying and selling Clearing Members are novated to the Company whereby the rights and obligations of the Clearing Members under the REPO agreements are cancelled and replaced by new agreements with the Company. Once novation occurs, the Company becomes the counterparty to both the buying and selling Clearing Member.  As a result, the contractual right to receive and return the principal amount of the REPO as well as the contractual right to receive and pay interest on the REPO is thus transferred to the Company.

These balances represent outstanding balances on open REPO agreements. Receivable and payable balances outstanding with the same Clearing Member are offset when they are in the same currency and are to be settled on the same day, as the Company has a legally enforceable right to offset. The balances include both the original principal amount of the REPO and the accrued interest, both of which are carried at amortized cost. As the Company is the central counterparty, an equivalent amount is recognized in both the Company’s assets and liabilities.

The following table sets out the carrying amounts of Balances with Clearing Members that are subject to offsetting, enforceable master netting arrangements and similar arrangements:
As at December 31, 2013
Asset/(Liability)	Gross amount	Amount offset in the balance sheet	Net amounts presented in the balance sheet
Financial assets
Daily settlements due from Clearing Members	$ 28,827	$ (2,168)	$ 26,659
Net amounts receivable on open REPO agreements	17,211,720	(7,713,778)	9,497,942
	$ 17,240,547	$ (7,715,946)	$ 9,524,601
Financial liabilities
Daily settlements due to Clearing Members	$ (28,827)	$ 2,168	$ (26,659)
Net amounts payable on open REPO agreements	(17,211,720)	7,713,778	(9,497,942)
	$ (17,240,547)	$ 7,715,946	$ (9,524,601)
Net amount	$ -	$ -	$ -

As at December 31, 2012
Asset/(Liability)	Gross amount	Amount offset in the balance sheet	Net amounts presented in the balance sheet
Financial assets
Daily settlements due from Clearing Members	$ 143,240	$ (1,568)	$ 141,672
Net amounts receivable on open REPO agreements	10,036,368	(3,199,297)	6,837,071
	$ 10,179,608	$ (3,200,865)	$ 6,978,743
Financial liabilities
Daily settlements due to Clearing Members	$ (143,240)	$ 1,568	$ (141,672)
Net amounts payable on open REPO agreements	(10,036,368)	3,199,297	(6,837,071)
	$ (10,179,608)	$ 3,200,865	$ (6,978,743)
Net amount	$ -	$ -	$ -

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

(c)       Clearing member cash and non-cash deposits

Cash deposits from Clearing Members, either as margin against open positions or as part of the clearing fund, are held by the Company and are recognized on the balance sheet under Clearing Members’ cash margin deposits and Clearing fund cash deposits. The cash held is recognized as an asset and an equivalent and offsetting liability is recognized as these amounts are ultimately owed to the Clearing Members. There is no impact on the income statement. Government securities and other securities are pledged by the Clearing Members under irrevocable agreements and are held with the Canadian Depository for Securities Limited (“CDS”), a commonly controlled entity and an approved depository. Clearing Members may also pledge escrow receipts directly with the Company.

   The actual collateral held by and pledged to the Company at December 31 is summarized below:

	2013	2012
Cash collateral held:
Clearing Members’ cash margin deposits	$ 261,187	$ 361,280
Clearing fund cash deposits	48,098	62,924
	$ 309,285	$ 424,204
Non-cash collateral pledged:
Clearing Members’ cash margin deposits	$ 3,691,883	$ 3,310,744
Clearing fund cash deposits	287,047	258,058
	$ 3,978,930	$ 3,568,802

Non-cash clearing fund and non-cash margin deposits that are not included in the balance sheets as at December 31, are as follows:

	2013	2012
Margin deposits:
Government securities, at market value	$ 1,991,706	$ 1,830,956
Put letters of guarantee, at face value	256,655	42,458
Equity securities (to cover short positions), at market value	1,443,522	1,437,330
	$ 3,691,883	$ 3,310,744

Clearing fund deposits:
Government securities, at market value	$ 287,047	$ 258,058

The market value of securities is determined using the quotes on the market exchange on the last day of the year.

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

7.     Premises and equipment

        Premises and equipment are comprised of:

	Computers and other electronic equipment	Furniture and fixtures	Leasehold improvements	Total
Cost:
Balance at January 1, 2012	$ 2,286	$ 203	$ 891	$ 3,380
Additions	-	-	51	51
Disposals/write offs	(1,960)	(3)	-	(1,963)
Balance at December 31, 2012	$ 326	$ 200	$ 942	$ 1,468
Additions	-	-	-	-
Disposals/write offs	-	-	-	-
Balance at December 31, 2013	$ 326	$ 200	$ 942	$ 1,468

Accumulated depreciation:
Balance at January 1, 2012	$ 2,250	$ 202	$ 745	$ 3,197
Charge for the year	36	-	28	64
Disposals/write offs	(1,960)	(3)	-	(1,963)
Balance at December 31, 2012	$ 326	$ 199	$ 773	$ 1,298
Charge for the year	-	1	29	30
Disposals/write offs	-	-	-	-
Balance at December 31, 2013	$ 326	$ 200	$ 802	$ 1,328

Net book values:
At December 31, 2013	$ -	$ -	$ 140	$ 140
At December 31, 2012	$ -	$ 1	$ 169	$ 170

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

8.         Intangible assets

A summary of the Company’s definite life intangible assets is as follows:
Capitalized software and software development
Cost:
Balance at January 1, 2012	$ 62
Additions	1,259
Balance at December 31, 2012	$ 1,321
Additions	3,038
Balance at December 31, 2013	$ 4,359

Accumulated amortization:
Balance at January 1, 2012	$ 32
Charge for the year	13
Balance at December 31, 2012	$ 44
Charge for the year	12
Balance at December 31, 2013	$ 57

Net book values:
At December 31, 2013	$ 4,302
At December 31, 2012	$ 1,277

9.         Employee future benefits

(a)       Defined contribution plans:

The total recognized in respect of defined contribution plan expense for the year ended December 31, 2013 was $189 (2012
- $182, 2011 – $126), which represents the employer contributions for the period.

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

(b)     Non-pension post retirement benefit plans:

The Company measures the present value of its defined benefit obligations for accounting purposes as at the balance sheet date of each fiscal year.
	2013	2012

Accrued benefit obligation:
Balance, beginning of year	$ 126	$ 101
Current service cost	8	6
Interest cost	5	6
Benefits paid	(3)	(2)
Actuarial (gains) losses	33	15
Balance as at December 31	$ 169	$ 126

Plan assets:
Fair value, beginning of year	$ -	$ -
Employer contributions	3	2
Benefits paid	(3)	(2)
Fair value as at December 31	$ -	$ -

Accrued benefit liability as at December 31	$ (169)	$ (126)

The elements of the Company’s post retirement plan costs recognized in the year are as follows. The full cost is recognized within compensation and benefits in the income statement.

For the year ended December 31	2013	2012	2011
Current service cost	$ 8	$ 6	$ 6
Net interest cost	5	6	5
Net benefit plan expense	$ 13	$ 12	$ 11

The Company recognizes experience adjustments and the effects of changes in actuarial assumptions immediately in other comprehensive income. The aggregate actuarial losses recognized in other comprehensive income are as follows:
	2013	2012	2011
Effect due to demographics	$ 8	$ -	$ -
Effect due to financial assumptions	(14)	15	6
Effect due to experience adjustments	39	-	-
Actuarial losses recognized in other comprehensive income	$ 33	$ 15	$ 6

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

The significant actuarial assumptions adopted in measuring the obligation at December 31 are as follows:
●	Discount rate of 4.90% (2012 and 2011 – 4.35%), and
●	Assumed health care cost trend rate of 6.75%, decreasing to 4.5% over 16 years (2012 – 6.9% decreasing to 4.5% over 17 years, 2011 – 7.1% decreasing to 4.5% over 18 years).

Decreasing the discount rate by 0.5% would increase the accrued benefit obligation by $13. Increasing or decreasing the assumed health care cost trend rates by one percentage point would have a minimal effect on the accrued benefit obligation.

   In 2014, the Company expects to contribute approximately $3 to its post-retirement defined benefit plan.

10.      Liquidity facilities

  The Company has the following liquidity facilities in place as at December 31:

		2013		2012
	Interest rate	Authorized	Carrying Value at December 31	Carrying Value at December 31
Syndicated revolving standby liquidity facility	Bank of Canada rate of 1.25%	$ 200,000	$ 1,300	$ -
Daylight liquidity facilities	-	700,000	-	-
Syndicated REPO facility	-	12,300,000	-	-
Bank of Canada liquidity facilities	-	n/a	-	-
Total liquidity facilities			$ 1,300	$ -

In response to the liquidity risk to which the Company is exposed through its clearing operations, the Company arranged and amended various facilities as discussed below.

The Company maintains daylight liquidity facilities for a total of $700,000 to provide liquidity on the basis of collateral in the form of securities that have been received by, or pledged to, the Company. The daylight liquidity facilities must be cleared to zero at the end of each day.

The Company also maintains a $200,000 syndicated revolving standby liquidity facility to provide end of day liquidity in the event that the Company is unable to clear the daylight liquidity facilities to zero. Advances under the facility will be secured by collateral in the form of securities that have been received by, or pledged to, the Company. As at December 31, 2013, the Company had drawn $1,300 to facilitate a failed REPO settlement. The amount is fully offset by liquid securities included in cash and cash equivalents and was fully re-paid subsequent to the reporting date.  On January 31, 2014, the Board approved, in addition to other amendments, a further increase in this facility to $300,000.

A $12,300,000 repurchase facility is also maintained with a syndicate of six major Canadian chartered banks (the “syndicated REPO facility”). This facility is comprised of $1,200,000 in committed liquidity and $11,100,000 in uncommitted liquidity and is in place to provide end of day liquidity in the event that the Company is unable to clear

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

the daylight liquidity facilities to zero. The facility would provide liquidity in exchange for securities that have been received by, or pledged to, the Company.

In addition, the Company has signed an agreement that would allow the Bank of Canada to provide emergency last-resort liquidity to the Company at the discretion of the Bank of Canada. This liquidity facility is intended to provide end of day liquidity only in the event that the Company is unable to access liquidity from the revolving standby liquidity facility and the syndicated REPO facility or in the event that the liquidity under such facilities is insufficient. Use of this facility would be on a fully collateralized basis.

11.    Trade and other payables

         Trade and other payables are comprised of:
	December 31, 2013	December 31, 2012

Trade payables	$ 2	$ 78
Sales taxes payable	-	285
Employee and director costs payable	558	305
Accrued expenses	1,025	884
Trade and other payables	$ 1,585	$ 1,552

The fair value of trade and other payables is approximately equal to their carrying amount given their short term until settlement.

12.    Commitments

The Company currently occupies premises leased by MX and TSX Inc., a commonly controlled company. The cost of using these premises amounted to approximately $273 in 2013 (2012 – $264, 2011 – $288).

13.    Share capital

	Number of shares		Share capital
	2013	2012	2013	2012
Authorized:
Unlimited number of voting common shares, without par value

Issued and outstanding:
Balance, beginning of the year	7,668,797	150,000	$ 10,200	$ 200
Issued	-	7,518,797	-	10,000
Balance, end of the year	7,668,797	7,668,797	$ 10,200	$ 10,200

On June 27, 2013, MX made a capital contribution to the Company in the amount of $5,000.

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

14.       Dividends

Dividends recognized and paid in the year are as follows:

		2013		2012		2011
	Dividend per share	Total paid	Dividend per share	Total paid	Dividend per share	Total paid
Dividend paid in July	$ -	$ -	$ 1.37	$ 10,500	$ -	$ -

15.       Share-based payments

At December 31, 2013, the Company had the following share-based payment arrangements in place:
●	Share option plan
●	Restricted share units plan
●	Employee share purchase plan

(a)        Share option plan

TMX Group Limited has a share option plan whereby all employees of TMX Group Limited and those of its designated subsidiaries at or above the director level are eligible to be granted share options under the share option plan.

In the year ended December 31, 2013, the Company recognized compensation and benefits expense of $68 in relation to the above share option plan (2012 – $96, 2011 – $129).

(b)       Restricted share units (“RSUs”)

TMX Group Limited has a long-term incentive plan (“LTIP”) for certain employees of its subsidiaries, including those of the Company.  The LTIP provides for the granting of RSUs which vest over a maximum of three years and are payable provided the employee is still employed by the Company at the end of the second calendar year following the calendar year in which the RSUs were granted. The amount of the award payable at the end of this vesting period will be determined by the total shareholder return over the period. Total shareholder return represents the appreciation in share price of TMX Group Limited plus dividends paid on a common share of TMX Group Limited, measured at the time RSUs vest. The Company is charged for this arrangement in the period in which the award is earned.

During 2013, the Company recognized compensation and benefits expense of $245 in relation to its LTIP (2012 – $443, 2011 – $250).

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

(c)        Employee share purchase plan

The Company offers an employee share purchase plan for eligible employees of the Company.  Under the employee share purchase plan, contributions by the Company and by eligible employees will be used by the plan administrator, CIBC Mellon Trust Company, to make purchases of common shares of TMX Group Limited on the open market.  Each eligible employee may contribute up to 10% of the employee's salary to the employee share purchase plan.  The Company will contribute to the plan administrator the funds required to purchase one common share of TMX Group Limited for each two common shares purchased on behalf of the eligible employee, up to a maximum annual contribution.

The Company accounts for its contributions as compensation and benefits expense when the amounts are contributed to the plan.  Compensation and benefits expense related to this plan was $48 for the year ended December 31, 2013 (2012 – $42, 2011 – $26).

16.       Income taxes

(a)       Income tax expense recognized in the income statement

	2013	2012	2011
Current income tax expense:
Income tax for the current period	$ 1,404	$ 2,084	$ 3,057
Adjustments in respect of prior years	3	1	(21)
	1,407	2,085	3,036
Deferred income tax expense:
Origination and reversal of temporary differences	32	40	83
Adjustments in respect of prior years	(3)	4	(3)
Impact of changes in substantively enacted income tax rates	-	(7)	-
Total income tax expense	$ 1,436	$ 2,122	$ 3,116

Income tax expense attributable to income differs from the amounts computed by applying the combined federal and provincial income tax rate of 26.83% (2012 – 26.82%) to income before income taxes as a result of the following:
	2013	2012	2011
Income before income taxes	$ 5,201	$ 7,799	$ 10,989

Computed expected income tax expense	1,395	2,092	3,117
Non-deductible expenses	39	35	26
Impact of changes in substantively enacted income tax rates	-	(7)	-
Adjustments in respect of prior years	-	5	(24)
Other	2	(3)	(3)
Income tax expense	$ 1,436	$ 2,122	$ 3,116

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

(b)     Income tax recognized in other comprehensive loss

			2013			2012			2011
	Before tax	Tax benefit	Net of tax	Before tax	Tax benefit	Net of tax	Before tax	Tax benefit	Net of tax
Related to actuarial losses on post-retirement benefit plan	$ (33)	$ 9	$ (24)	$ (15)	$ 4	$ (11)	$ (6)	$ 2	$ (4)
Total	$ (33)	$ 9	$ (24)	$ (15)	$ 4	$ (11)	$ (6)	$ 2	$ (4)

(c)     Deferred income tax assets and liabilities

Deferred income tax assets and liabilities are attributable to the following:
	Assets		Liabilities		Net
	2013	2012	2013	2012	2013	2012
Premises and equipment	$ 21	$ 24	$ -	$ -	$ 21	$ 24
Cumulative eligible capital / intangible assets	564	608	-	-	564	608
Employee future benefits	45	34	-	-	45	34
Other	26	10	-	-	26	10
Tax assets (liabilities)	$ 656	$ 676	$ -	$ -	$ 656	$ 676

Movements in deferred income tax balances in the year are as follows:
	Premises and equipment	Cumulative eligible capital/ intangible assets	Employee future benefits	Other	Total
Balance at January 1, 2012	$ 28	$ 652	$ 27	$ 2	$ 709
Recognized in net income	(4)	(44)	3	8	(37)
Recognized in other comprehensive loss	-	-	4	-	4
Balance at December 31, 2012	24	608	34	10	676
Recognized in net income	(3)	(44)	2	16	(29)
Recognized in other comprehensive loss	-	-	9	-	9
Balance at December 31, 2013	$ 21	$ 564	$ 45	$ 26	$ 656

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

17.    Financial instruments

(a)	Financial instruments – carrying values and fair values

	December 31, 2013		December 31, 2012
	Carrying amount	Fair value	Carrying amount	Fair value
Assets at fair value through profit or loss
- Designated
Marketable securities	$ 34,151	$ 34,151	$ 27,656	$ 27,656
	$ 34,151	$ 34,151	$ 27,656	$ 27,656

Loans and receivables
Cash and cash equivalents	$ 14,404	$ 14,404	$ 10,466	$ 10,466
Trade and other receivables	3,923	3,923	2,689	2,689
Daily settlements due from Clearing Members	26,659	26,659	141,672	141,672
Clearing Members’ cash margin deposits	261,187	261,187	361,280	361,280
Clearing fund cash deposits	48,098	48,098	62,924	62,924
Net amounts receivable on open REPO agreements	9,497,942	9,497,942	6,837,071	6,837,071
Due from related parties	-	-	16	16
	$ 9,852,213	$ 9,852,213	$ 7,416,118	$ 7,416,118

Other financial liabilities
Trade and other payables	$ 1,061	$ 1,061	$ 1,293	$ 1,293
Daily settlements due to Clearing Members	26,659	26,659	141,672	141,672
Clearing Members’ cash margin deposits	261,187	261,187	361,280	361,280
Clearing fund cash deposits	48,098	48,098	62,924	62,924
Net amounts payable on open REPO agreements	9,497,942	9,497,942	6,837,071	6,837,071
Due to related parties	5,920	5,920	2,060	2,060
Liquidity facility drawn	1,300	1,300	-	-
	$ 9,842,167	$ 9,842,167	$ 7,406,300	$ 7,406,300

The carrying values for the Company’s financial instruments approximate their fair values at each reporting date.

Fair value amounts disclosed represent current estimates that may change in the future due to market conditions or other factors. Fair value represents the Company’s estimate of the amounts for which the Company could exchange the financial instruments with willing third parties who were interested in acquiring the instruments. Where calculations are performed, these calculations represent management’s best estimates based on a range of methodologies and assumptions; since they involve uncertainties, the fair values may not be realized in an actual sale or settlement of the instruments.

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

(b)      Fair value measurement

As at 31 December, 2013
Asset	Fair value measurements using:			Assets at fair value
	Level 1	Level 2	Level 3
Marketable securities	$ 34,151	$ -	$ -	$ 34,151
As at 31 December, 2012
Asset	Fair value measurements using:			Assets at fair value
	Level 1	Level 2	Level 3
Marketable securities	$ 27,656	$ -	$ -	$ 27,656

There were no transfers during the years between any of the levels.

(i)   Marketable securities:

The investment portfolio includes pooled fund investments managed by an external investment fund manager. There is no contracted maturity date for the investments.

The Company has designated its marketable securities as fair value through profit and loss.  Fair values have been determined by reference to quoted market prices or are based on observable market information. Unrealized losses of $121 have been reflected in net income for the year ended December 31, 2013 (2012 – unrealized losses of $116, 2011 – unrealized gains of $90).

18.    Financial risk management

The Company is exposed to a number of financial risks as a result of its operations, which are discussed below. It seeks to monitor and minimize adverse effects from these risks through its risk management policies and processes.

(a)    Credit risk

Credit risk is the risk of financial loss to the Company associated with a counterparty’s failure to fulfill its financial obligations, and arises principally from the Company’s clearing operations, cash and cash equivalents, investments in marketable securities and trade receivables.

(i)   Clearing operations

The Company is exposed to credit risk in the event that Clearing Members fail to satisfy any of the contractual obligations as stipulated within the Company’s Rules.

The Company is exposed to the risk of default of its Clearing Members since it acts as the central counterparty for all transactions carried out on MX’s markets and on certain OTC markets which are serviced by the Company. It primarily supports the credit risk of one or more counterparties defaulting on their financial

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

obligations, in which case, the obligations of those counterparties would become the responsibility of the Company.

The first line of defence in the Company's credit risk management process is the adoption of strict membership criteria which include both financial and regulatory requirements. In addition, the Company performs on-going monitoring of the financial viability of its Clearing Members against the relevant criteria as a means of ensuring the on-going compliance of its Clearing Members. In the event that a Clearing Member fails to continue to satisfy any of its membership criteria, the Company has the right through its Rules, to impose various forms of sanctions on such Clearing Members.

One of the Company’s principal risk management practices with regards to counterparty credit risk is the collection of risk-based margin deposits in the form of cash, equities, liquid government securities and escrow receipts. Should a Clearing Member fail to meet settlements and/or daily margin calls or otherwise not honour its obligations, margin deposits would be seized and would then be available to apply against the costs incurred to liquidate the Clearing Member’s positions.

The Company’s margining system is complemented by a Daily Capital Margin Monitoring (DCMM) process that evaluates the financial strength of a Clearing Member against its margin requirements. The Company monitors the margin requirement of a Clearing Member as a percentage of its capital (net allowable assets). The Company will make additional margin calls when the ratio of margin requirement/net allowable assets exceeds 100%. The additional margin is equal to the excess of the ratio over 100% and is meant to ensure that Clearing Member leverage in the clearing activities does not exceed the value of the firm.

An additional component to the Company’s overall credit risk is its exposure in the default management process. The Company holds $10,000 of its cash and cash equivalents and marketable securities to cover the potential loss incurred due to Clearing Member defaults (note 6). This $10,000 would be accessed in the event that a defaulting Clearing Members’ margin and clearing fund deposits are insufficient to cover the loss incurred by the Company. The $10,000 is allocated into two separate tranches. The first tranche of $5,000 is intended to cover the loss resulting from the first defaulting Clearing Member. If the loss incurred is greater than $5,000, and as such the first tranche is fully depleted, the Company will fully replenish the first tranche using the second tranche of $5,000. This second tranche is in place to ensure there is $5,000 available in the event of an additional Clearing Member default.

The Company’s cash margin deposits and cash clearing fund deposits are held at the Bank of Canada thereby alleviating the credit risk the Company were to face with deposits held at commercial banks. The Company’s non-cash margin deposits and non-cash clearing fund deposits are pledged to the Company under irrevocable agreements and are held by approved depositories (note 6). This collateral may be seized by the Company in the event of default by a Clearing Member.

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

(ii)  Cash and cash equivalents

The Company manages its exposure to credit risk on its cash and cash equivalents by holding the majority of its cash with major Canadian chartered banks and the majority of its cash equivalents in Government of Canada treasury bills.

(iii) Investments in marketable securities

The Company manages its exposure to credit risk arising from investments in marketable securities by holding investment funds that actively manage credit risk or by holding high-grade individual fixed income securities. The investment policy of the Company will only allow excess cash to be invested within money market securities or fixed income securities.

The portfolio is held within a money market fund and a specific short-term bond and mortgage fund. The money market fund manages credit risk by limiting its investments to government or government-guaranteed treasury bills, and high-grade corporate notes.  The short term bond and mortgage fund manages credit risk by limiting its investments to high-quality Canadian corporate bonds, government bonds and up to 40% of the fund's net assets in conventional first mortgages and mortgages guaranteed under the National Housing Act (Canada). Corporate bonds held must have a minimum credit rating of BBB by DBRS Limited at the time of purchase.  Mortgages may not comprise more than 40% of the portfolio and must be either multi-residential conventional first mortgages or multi-residential government guaranteed mortgages.  The Company does not have any investments in non-bank asset-backed commercial paper.

(iv) Trade receivables

The Company’s exposure to credit risk resulting from uncollectable accounts is influenced by the individual characteristics of its customers, many of whom are banks and financial institutions. All monthly fees are invoiced to the Clearing Members on a regular basis and cash is taken from their margin deposit accounts on the fourth business day of each month.  Any other trade receivables are invoiced to the Company’s customers on a regular basis and the Company maintains a collections team to monitor customer accounts and minimize the amount of overdue receivables.  There is no concentration of credit risk arising from trade receivables from a single customer.

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

(b)    Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due.  The liquidity risk to the Company arises principally from its clearing operations.  The Company manages its liquidity risk through the Clearing Members’ margin and clearing fund deposits and the management of its liquidity facilities, cash and cash equivalents, and marketable securities.  The contractual maturities of the Company’s financial liabilities are as follows:

	At 31 December, 2013
	Less than 1 year	Between 1 and 5 years	Greater than 5 years
Trade and other payables	$ 1,585	$ -	$ -
Daily settlements due to Clearing Members*	26,659	-	-
Clearing Members’ cash margin deposits*	261,187	-	-
Clearing fund cash deposits*	48,098	-	-
Net amounts payable on open REPO agreements*	9,497,942	-	-
Due to related parties	5,920	-	-
Liquidity facility drawn	1,300	-	-
	At 31 December, 2012
	Less than 1 year	Between 1 and 5 years	Greater than 5 years
Trade and other payables	$ 1,552	$ -	$ -
Daily settlements due to Clearing Members*	141,672	-	-
Clearing Members’ cash margin deposits*	361,280	-	-
Clearing fund cash deposits*	62,924	-	-
Net amounts payable on open REPO agreements*	6,837,071	-	-
Due to related parties	2,060	-	-

*The above financial liabilities are covered by assets that are restricted from use in the ordinary course of business.

(i)  Clearing Members’ margin and clearing fund deposits

Clearing fund deposits and clearing fund margins are held in liquid instruments.  Cash margin deposits and clearing fund cash deposits from Clearing Members, which are recognized on the balance sheet, are held by the Company with the Bank of Canada (note 6).

(ii)  Liquidity facilities

In response to the liquidity risk that the Company is exposed to through its clearing operations, it has arranged various liquidity facilities (note 10).

(iii)	Cash and cash equivalents

Cash and cash equivalents consist of cash held at a major Canadian chartered bank and highly liquid Government of Canada treasury bills.

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

(iv) Marketable securities

The investment policy of the Company will only allow excess cash to be invested within money market securities or fixed income securities (note 4) Fund units can be redeemed on any day that Canadian banks are open for business.  Funds will be received the day following the redemption.

(c)     Market risk:

Market risk is the risk that changes in market price, such as foreign exchange rates, interest rates, commodity prices and equity prices will affect the Company’s income or the value of its holdings of financial instruments.

(i) Foreign currency risk

The majority of the Company’s cash flows and financial assets and liabilities are denominated in Canadian dollars.  The Company is exposed to foreign currency risk on cash and cash equivalents denominated in foreign currencies, principally US dollars.  At December 31, 2013, cash and cash equivalents includes US$38 (2012 – US$22) and trade and other payables includes US$4 (2012 – US$28), which is exposed to changes in the US – Canadian dollar exchange rate.  The approximate impact of a 1% rise or fall in the Canadian dollar compared to the US dollar on these exposed balances at December 31, 2013 would not have a significant impact on net income.

(ii)  Interest rate risk

The Company is exposed to interest rate risk on its marketable securities.

External investment fund managers have been engaged by the Company to manage the asset mix and the risks associated with its marketable securities.  At December 31, 2013 the Company held $34,151 in these funds (2012 - $27,656), of which 51% (2012 – 51%) were held in money market investments and the remainder was held in a short-term bond and mortgage fund (note 4).  At December 31, 2013, the approximate impact on the carrying value of these investments of a 1% rise and a 1% fall in interest rates is $(421) and $421, respectively.

(iii) Other market price risk

The Company is exposed to other market price risk if a Clearing Member fails to take or deliver derivative products on the contracted settlement date where the contracted price is less favourable than the current market price.  The Company manages this through its risk management practices as part of its clearing operation. The Company’s measure of total potential exposure, as described previously, includes measures of market risk which are factored into the collateral required from each Clearing Member.

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

19.    Capital maintenance

The Company’s primary objectives in managing capital, which it defines as including its cash, marketable securities, share capital and various liquidity facilities, include:

●	Maintaining sufficient financial resources to ensure market confidence and to meet regulatory requirements.

●	Maintaining sufficient capital and appropriate forms of liquidity to satisfy the commitments, obligations and liabilities of the Company.

●	Maintaining sufficient financial resources to support operations and maintain business growth.

The Company must maintain certain amounts in accordance with the following capital requirements:

i) $5,000 cash and cash equivalents or marketable securities as part of the Clearing Member default recovery process plus an additional $5,000 in the event that the initial $5,000 is fully utilized during a default; and

ii) sufficient cash, cash equivalents and marketable securities to cover 12 months of operating expenses, excluding amortization and depreciation; and

iii) $20,000 total shareholder’s equity.

As at December 31, 2013, the Company complied with each of these externally imposed capital requirements.

20.    Related party relationships and transactions

(a)     Parent

The parent of the Company is MX and the ultimate controlling party is TMX Group Limited.

(b)     Key management personnel compensation

Compensation for key management personnel was as follows:
	2013	2012
Salaries and other short-term employee benefits	$ 854	$ 569
Post-employment benefits	136	71
Share-based payments	948	806
	$ 1,938	$ 1,446

All employees or officers of the Company at or above the director level are eligible to be granted TMX Group Limited share options under the TMX Group Limited share option plan (note 15).

CANADIAN DERIVATIVES CLEARING CORPORATION
Notes to Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Year ended December 31, 2013, 2012 and 2011

(c)     Related party transactions and balances

Any transactions entered into between the Company and related parties are on terms and conditions that are at least as favourable to the Company as market terms and conditions, and are recorded at the agreed upon exchange amount.

During 2013, $5,066 of administrative services were charged from a commonly controlled enterprise to the Company (2012 – $1,380, 2011 – $1,446).  Also during 2013, $7,237 and $71 of corporate costs were charged from MX and TMX Group Limited, respectively, to the Company, net of administrative services charged by the Company (2012 – $5,293 and $66, respectively, 2011 – $3,032 and $nil, respectively).

The Company charged management fees in the amount of $nil in 2013 to the Montreal Climate Exchange Inc., a commonly controlled enterprise (2012 – $nil, 2011 – $37).

	December 31, 2013	December 31, 2012
Due from related parties
Due from Montréal Climate Exchange Inc.	$ -	$ 16
	$ -	$ 16
Due to related parties
Due to TSX Inc.	$ 664	$ 406
Due to MX	4,847	366
Due to Razor Risk Technologies Pty Limited	305	1,259
Due to TMX Group Limited	104	29
	$ 5,920	$ 2,060

During the year ended December 31, 2012 Razor Risk Technologies Pty Limited (“Razor”), a commonly controlled company, provided software development services for the Company. For the year ended December 31, 2013, the Company capitalized $3,038 of software development costs (note 8) in respect of this arrangement (2012 - $1,259).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-20 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-20 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Quebec on March 28, 2014.

Canadian Derivatives Clearing Corporation

By: /s/ Glenn Goucher
Glenn Goucher President and Chief Clearing Officer

Pursuant to the requirements of the Securities Act of 1933, the Authorized Representative has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-20 to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Corporation in the United States, on March 28, 2014.

Canadian Derivatives Clearing Corporation (U.S.A.) Inc.

By: /s/ Glenn Goucher
Glenn Goucher President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-20 has been signed by the following persons in the capacities listed on March 28, 2014.

Signature	Title

/s/ Glenn Goucher Glenn Goucher	President, Chief Clearing Officer and Director (principal executive officer)

/s/ Michael Vivaldi Michael Vivaldi	Treasurer (principal financial officer) (principal accounting officer)

/s/ Marie-Claude Beaulieu Marie-Claude Beaulieu	Chairperson of the Board

/s/ Peter Copestake Peter Copestake	Director

/s/ Patrick Cronin Patrick Cronin	Director

/s/ Claude Cyr Claude Cyr	Director

/s/ Thomas A. Kloet Thomas A. Kloet	Director

/s/ Bruce Macdonald Bruce Macdonald	Director

/s/ Alain Miquelon Alain Miquelon	Managing Director of the Board

/s/ Claude Turcot Claude Turcot	Director

LIST OF EXHIBITS

Exhibit	Description
5	Opinion and Consent of the General Counsel of the Corporation

23	Consent of KPMG LLP